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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HCSB FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Draft
Subject to Completion

HCSB FINANCIAL CORPORATION
5201 BROAD STREET
LORIS, SOUTH CAROLINA 29569

January     , 2009

DEAR FELLOW SHAREHOLDERS:

        Enclosed is our proxy statement regarding a proposed change in the Articles of Incorporation of HCSB Financial Corporation ("HCSB") which I ask that you read carefully and give your approval to by promptly signing and mailing the enclosed proxy at your earliest opportunity.

        If approved, this amendment would enable our Board of Directors to have the authority to issue preferred stock in HCSB and thereby provide our company with an additional means of raising capital in the future. We have an excellent opportunity to use this tool now, and we believe that we may be able to utilize it in the future as well as we regularly seek ways to further strengthen HCSB, to improve our ability to continue to grow our bank and to strive always to enhance the value of our shareholders' investments in HCSB.

        Historically, one of HCSB's primary challenges has been raising sufficient capital to support the growth in our branch network and total assets and to enable us to utilize to our advantage the good fortune of being located in a vibrant marketplace. In addition to our initial common stock offering in 1987 when we raised about $2.3 million in start-up capital, we have had four secondary offerings since then which have generated a total of $11.1 million in additional capital.

        Over the last four years, however, we have been blessed to roughly double HCSB's assets, and most of this recent growth has occurred in the last two years as we were able to employ very reputable and experienced bankers in our area. And although we do not expect to be able to sustain this growth rate in 2009 with the current prevailing economic conditions, we do believe that we can continue to grow our bank's assets. In addition, we are regularly looking for additional fine employees around whom we may build additional branches.

        So while we are currently not in a position that necessitates that we raise additional capital, we expect that the need will possibly arise within the not too distant future, as it has been nearly seven years since our last secondary offering of common stock. Unless a considerable positive change occurs in the stock market, we do not believe another secondary offering of our common stock to be a viable option with which to raise a substantial amount of capital in the near future. And as stated earlier, our previous five offerings generated a total of $13.4 million, which is considerably less than the minimum capital that regulatory agencies now require of new start-up banks.

        We are therefore pleased that HCSB has recently been preliminarily approved to participate in the U.S. Treasury's Capital Purchase Program, and we are eligible to raise up to $12,895,000 in capital through this program. In exchange for the issuance of this capital to HCSB, the Treasury requires that we issue to the Treasury preferred stock in HCSB. Thus our shareholders' approval of the requested amendment to our Articles of Incorporation will enable us to receive this full $12,895,000 in capital within a couple of months. So in one transaction, we would be able to raise nearly as much capital as the total of our previous five common stock offerings have provided.

        In light of the recent media attention that has been given to this program and the often inaccurate portrayals of it, however, I understand that you may have some questions about HCSB's participation in the U.S. Treasury's Capital Purchase Program. Therefore, I have listed below several major points that I believe will both answer your questions and illustrate how HCSB's participation in this program can be beneficial to our bank and thus to you as a shareholder of HCSB.

  1.
  The first and foremost point that I should make is that the media has inaccurately labeled this particular Capital Purchase Program as a "bailout" of the banking industry. To the contrary, the fact is that this program is available only to strong banks nationwide, as determined by bank regulatory agencies and the U.S. Treasury. Our application was reviewed by both the FDIC and the U.S. Treasury. Many banks not deemed to be in satisfactory condition have had their applications denied. So in order to be approved to participate in this capital program, a bank must be deemed to be in a healthy financial position.

  2.
  If you have read our quarterly news releases this year, you have noted that our earnings have increased over the previous year, unlike a great many other banks. And HCSB had no investment in Fannie Mae or Freddie Mac that have recently been declared worthless.

  3.
  Our issuance of preferred stock should not negatively impact our ability to pay stock dividends to our common stock shareholders. Yes, we must pay a 5% quarterly cash dividend on the preferred stock shares that we would issue to the U.S. Treasury. These preferred stock dividends should not adversely affect our ability to pay stock dividends to our common stock owners as we have often done in the past.

  4.
  This additional capital will provide us with an opportunity to continue to be a leader in providing quality loans to the families, farmers and businesses in our market area at a time when several of our competitors have for various reasons curtailed their lending activities.

  5.
  In short, if we did not honestly believe that we could utilize this capital to the benefit of our current shareholders, we would not pursue it. Some eligible banks will surely elect not to participate in this Treasury program because they already have excess capital which they have not been able to leverage to the extent that HCSB has.

  6.
  Failure to participate in this program could actually place HCSB at a competitive disadvantage to banks in our area who do participate, because those who do take part will strive to put to good use the capital that they receive via this opportunity.

        In summary, your management team and your Board of Directors have carefully studied the pros and cons of HCSB's participation in the U.S. Treasury Capital Purchase Program, and we unanimously believe that it provides us with an excellent opportunity to obtain a significant amount of capital which we believe we can employ to the benefit of our bank, our customers and our shareholders. And, too, we strongly believe that having the ability to issue preferred stock in the future is important to the long range flexibility and success of our bank.

        Therefore, I encourage your approval of the proposed amendment to our Articles of Incorporation. Please carefully review the enclosed proxy statement. If you should have questions or concerns in this regard, please call me at 843-839-6270 or call any of our directors or our bank's officers.

        On behalf of our Board of Directors and staff of officers and employees, I thank you for your continued support of HCSB. You may be assured that we understand and appreciate the confidence that our shareholders have place in us, and we pledge to you our continued commitment to our slogan "It's the little things that make a little bank...BIG!"

Most respectfully,
/s/ JAMES R. CLARKSON James R. Clarkson President and Chief Executive Officer

Preliminary Draft
Subject to Completion

HCSB FINANCIAL CORPORATION
5201 BROAD STREET
LORIS, SOUTH CAROLINA 29569

NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS
TO BE HELD ON [                    ], 2009

TO OUR SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of HCSB Financial Corporation, a South Carolina corporation (the "Company"), will be held at the Center for Health and Fitness at 3207 Casey Street, Loris, South Carolina, on                                    ,                                     , 2009, at                          p.m., for the following purposes:

  1.
  To approve a proposed amendment of the Company's Articles of Incorporation to authorize the issuance of up to five million shares of preferred stock with such preferences, limitations and relative rights of each class (and any series within a class) as are set by the Board of Directors (the "Amendment");

  2.
  To grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to adopt the Amendment or (b) a quorum is not present at the Special Meeting (the "Adjournment Proposal"); and

  3.
  To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

        Only shareholders of record at the close of business on December 19, 2008, are entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting.

        You are cordially invited and urged to attend the Special Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO PROMPTLY VOTE BY MAIL ON THE PROPOSALS PRESENTED, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you are the record owner of your shares and attend the Special Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by the record owner of shares at any time before it is exercised by giving notice of revocation to our Secretary, or by returning a properly executed proxy with a later date at or before the meeting. If your shares are held in "street name" by your broker, you must follow the instructions you will receive from your broker to change or revoke your proxy.

        Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended articles of incorporation are approved and are filed with the South Carolina Secretary of State.

        We do not know of any other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named as proxy agents will vote on such matters in their discretion.

        On behalf of our Board of Directors, I would like to express our appreciation for your continued loyal support of our Company.

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSALS.

By Order of the Board of Directors
January , 2009	/s/ JAMES R. CLARKSON James R. Clarkson President and Chief Executive Officer

Preliminary Draft
Subject to Completion

HCSB FINANCIAL CORPORATION
5201 BROAD STREET
LORIS, SOUTH CAROLINA 29569

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

        We are providing this proxy statement to our shareholders in connection with the solicitation of proxies by the Board of Directors of HCSB Financial Corporation (the "Company") for use at a Special Meeting of shareholders (the "Special Meeting") to be held on                        ,                         , 2009 at     p.m. at the Center for Health and Fitness at 3207 Casey Street, Loris, South Carolina, and at any adjournment or adjournments thereof. Throughout this Proxy Statement, we use terms such as "we," "us," "our" and "our Company" to refer to HCSB Financial Corporation, and terms such as "you" and "your" to refer to our shareholders.

        A Notice of Special Meeting is attached to this proxy statement and a form of proxy is enclosed. We first began mailing this Proxy Statement to shareholders on or about [            mail date                        ]. We are paying the costs of this solicitation of proxies and other expenses associated with the Special Meeting. Solicitation of proxies may be made by mail by our directors, officers and regular employees, who will not be specially compensated. We intend to request that brokerage houses, nominees, fiduciaries and other custodians forward solicitation materials to beneficial owners of our common stock and obtain their voting instructions, if necessary, and we will reimburse them for their expenses. [We may engage a proxy solicitor, at an estimated cost of                        , plus expenses, to assist in the distribution of proxy materials and the solicitation of proxies.]

GENERAL INFORMATION

Purpose of the Meeting

        The purpose of the Special Meeting is to vote on an amendment to our Articles of Incorporation to authorize the issuance of five million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of any class or series of preferred stock, as are set by the Board of Directors, and to act upon such other matters as may properly come before the meeting or any adjournment thereof. We sometimes refer to the amendment of our Articles of Incorporation described above as the "Amendment."

Quorum and Voting

        The Company's only voting security is its common stock, each share of which entitles the holder thereof to one vote on the matters to come before the Special Meeting. Shareholders of the Company do not have cumulative voting rights. Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended articles of incorporation are approved and are filed with the South Carolina Secretary of State. However, based on the advice of the Company's counsel, the Company believes that its shareholders are not entitled to dissenters' rights in connection with the proposed Amendment of the Company's Articles of Incorporation to authorize the issuance of preferred stock.

        At the close of business on December 19, 2008 (the "Record Date"), the Company had issued and outstanding [3,677,955] shares of common stock, which were held of record by approximately

[                        ] persons. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares of the common stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

        The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting.

        If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. Whether or not a quorum has been established, the chairperson of the meeting shall have the authority to adjourn the meeting at his discretion, including, if necessary, to solicit additional proxies in the event that there are not sufficient affirmative votes at the time of the Special Meeting to adopt the Amendment. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Company's bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Actions to be Taken by Proxies

        Each proxy, unless the shareholder otherwise specifies therein, will be voted "FOR" the approval of the amended Articles of Incorporation that authorize the issuance of preferred stock and "FOR" the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies. If a shareholder submits a proxy but does not specify how he would like it to be voted, the proxy will be voted "FOR" the approval of the amended Articles of Incorporation that authorize the issuance of preferred stock and "FOR" the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies. A record shareholder's failure to execute and return a proxy card or otherwise to vote at the special meeting will have the same effect as a vote "AGAINST" the Amendment. If a shareholder abstains from voting, the abstention will also have the effect of a vote "AGAINST" the Amendment. Failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will have the same effect as a vote "AGAINST" the Amendment. Abstentions and broker non-votes will not affect the approval of the Adjournment Proposal or, to our knowledge, any other matter of business that may be brought before the Special Meeting. As to any other matter of business that may be brought before the Special Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the Board of Directors does not know of any such other business.

        Accordingly, our Board of Directors urges you to complete, date, and sign the accompanying proxy form, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," and return it promptly according to the terms of the proxy card.

Revocation of Proxy

        Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Special Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to HCSB Financial Corporation, P.O. Box 218, Loris, South Carolina, 29569, Attention: Secretary. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

Voting Procedures

        If a quorum is present at the Special Meeting, the proposed Amendment will require the affirmative vote of two-thirds of our outstanding common stock as of the Record Date, or at least [2,451,970] shares. Our directors and executive officers own approximately            % of our outstanding shares, and they have indicated that they intend to vote their shares "FOR" the Amendment. If a quorum is present, approval of the proposal for the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting if necessary to solicit additional proxies and any other matters that may be considered and acted upon at the Special Meeting will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter.

  Voting by Record Shareholders

        If you are a shareholder of record, you can also attend the Special Meeting and vote in person. If you hold your shares of record in your own name, you can vote your shares in any manner specified on the attached proxy card, including marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record and sign, date, and return your proxy card without indicating how you want to vote, your proxy will be voted "FOR" approval of the Amendment and "FOR" the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies.

  Voting by Shareholders whose Shares are held in "Street Name"

        If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Special Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

        Brokers or other nominees will not have the authority to vote shares they hold for you in street name on the Amendment unless you give them specific instructions on how to vote following the directions they have provided to you with this Proxy Statement. Although valid proxies submitted by brokers or other nominees that hold shares in street name as record owners and as to which no vote is marked (so-called "broker non-votes") will be included in determining the number of votes present or represented at the Special Meeting for purposes of determining a quorum, the shares will not be voted on the Amendment, and will have the same effect as votes "AGAINST" the Amendment. Broker non-votes will not affect the approval of the Adjournment Proposal or, to our knowledge, any other matter of business that may be brought before the Special Meeting.

Rights of Dissenting Shareholders

        Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended

Articles of Incorporation are approved and are filed with the South Carolina Secretary of State. However, based on the advice of the Company's counsel, the Company believes that its shareholders are not entitled to dissenters' rights in connection with the proposed Amendment. If you are a holder of common stock and wish to assert a right to dissent from the proposed amendment of our Articles of Incorporation, you must properly exercise your rights according to the South Carolina dissenters' rights statute. If you dissent but the proposed amended articles of incorporation are approved by the other shareholders and are filed with the Secretary of State of South Carolina, we may be required to pay you the fair value of the shares with respect to which you have properly exercised dissenters' rights, and you will no longer be a holder of such shares. Any shareholder intending to assert dissenters' rights should not vote in favor of the amended articles of incorporation and must file a written notice of intent to demand payment for his or her applicable shares with the corporate secretary of the company before the vote is taken at the Special Meeting. A vote against approval of the amended articles of incorporation will not, in and of itself, satisfy the requirements of the South Carolina dissenters' rights statute. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix C to this proxy statement. This statute sets forth the rights of shareholders who wish to dissent from the amendment of our Articles of Incorporation. This is a technical statute and requires that a shareholder take certain actions by specified dates in order properly to dissent. If you are interested in dissenting, we urge you to read this statute carefully and to consult with your own legal counsel to determine whether you are entitled to dissent and so as to be in strict compliance with the statute.

Effectiveness of Proposed Amendment

        If the proposed Amendment is approved by the affirmative vote of two-thirds of the shares of common stock outstanding on the Record Date, the Amendment will become effective if, and when, Articles of Amendment are filed with the Secretary of State of South Carolina. Approval of the Amendment by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to abandon the Amendment after shareholder approval.

PROPOSAL NO. 1: AMENDMENT TO THE ARTICLES OF INCORPORATION

The Proposed Amendment

        Our Board of Directors has proposed an amendment of our Articles of Incorporation to authorize five million shares of preferred stock, par value $0.01 per share. The Amendment, which is set forth in Appendix A to this proxy statement, is being proposed for the purpose of authorizing the preferred stock or deleting an obsolete provision.

        Our Articles of Incorporation currently authorize only the issuance of common stock. The Amendment will vest in the Board of Directors the authority to issue the preferred stock in one or more classes or series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any class or series so established. Provisions in a company's articles of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more classes or series of preferred stock and to determine by resolution the terms of each such class or series. Shareholders are being asked to approve the proposed Amendment at the Special Meeting.

Reasons for the Amendment

        The Company has submitted an application to the United States Department of the Treasury (the "Treasury") to participate in the Capital Purchase Program (the "Capital Purchase Program"), the

details of which are described below. Participation in the Capital Purchase Program requires the authorization and issuance of preferred stock to the Treasury (the "Senior Preferred Stock"). The Company's Articles of Incorporation currently do not authorize the issuance of preferred stock. The purpose of the Special Meeting is to vote on an amendment of the Company's Articles of Incorporation to authorize the issuance of up to five million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of one or more classes or series of preferred stock, as are set by the Board of Directors and to act upon such other matters as may properly come before the meeting or any adjournment thereof.

        If the Amendment is approved, HCSB may be able to participate in the Treasury's Capital Purchase Program. HCSB has not made a final decision to participate in the Capital Purchase Program if the Amendment is approved even though we have been accepted by the Capital Purchase Program. Whether or not we participate in the Capital Purchase Program, our Board of Directors will be authorized to issue preferred shares at any time it deems it appropriate to do so, and will be authorized to set the preferences, limitations and relative rights, within legal limits, of such stock.

        Amending our Articles of Incorporation to authorize the issuance of preferred stock will provide our Board of Directors with greater flexibility in raising capital. The availability of preferred stock will allow the Company to increase its financing alternatives by allowing the Board of Directors to issue several financial instruments that qualify as hybrid securities and receive favorable regulatory capital treatment. Moreover, the preferred stock will enable the Company to respond promptly to, and take advantage of, market conditions and other favorable capital opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve each contemplated stock issuance. Although the Company is currently "well capitalized" under applicable regulatory guidelines, the Board of Directors would like to ensure that, particularly during this economic cycle, the Company is well-positioned to raise capital if appropriate to support and manage existing operations or growth opportunities.

        We presently contemplate no particular transaction involving the issuance of preferred stock other than the Treasury's limited purchase of Senior Preferred Stock; however, the Board of Directors believes it is in the Company's and its shareholders' best interest to amend the Articles of Incorporation to authorize the issuance of preferred stock. The additional capital that would be obtained by selling preferred stock to the Treasury would provide additional protection against an unanticipated event or series of events that might erode our capital to levels below regulatory requirements. If our capital were to erode to levels below regulatory requirements, we or our bank could be exposed to strenuous corrective measures, which could severely impair our ability to do business. Thus, although participation in the program will entail a level of cost, it may provide us with a desirable level of protection against a disastrous situation.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT.

Effect of the Proposed Amendment

  Authority of the Board of Directors

        If the Amendment is approved, the Board of Directors will be authorized to issue preferred stock, from time to time, with full, limited or no voting power, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in resolutions adopted by the Board of Directors. The authority of the Board of Directors will include, but is not limited to, the determination or filing of the following with respect to shares of any class or series of preferred stock other than the Senior Preferred Stock:

  •
  The distinctive designation of and the number of shares (up to the number of shares authorized) of any class or series of preferred stock;

  •
  The rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

  •
  Whether the shares will be convertible into or exchangeable for shares of any other class or series of stock and the terms and conditions of the conversion or exchange;

  •
  Whether the shares will be subject to redemption, and the redemption price or prices, and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

  •
  The rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

  •
  The terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

  •
  The voting powers, full or limited, if any, of the holders of the shares.

        The Amendment provides that preferred stock will not be entitled to preemptive rights and will not vote cumulatively.

The terms of the Senior Preferred Stock will ultimately be determined by the Treasury. The anticipated terms of the Senior Preferred Stock are summarized below and in the term sheet attached hereto as Appendix B.

        If the proposal is not approved, the Company will not be able to participate in the Capital Purchase Program.

  Potential Anti-Takeover Effect

        The amendment of the Articles of Incorporation to authorize the issuance of preferred stock could adversely affect the ability of third parties to take over or change the control of the company. The authorization or issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The rights of the holders of common stock will be subject to the rights of any preferred stock that may be issued in the future.

        The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. The Board of Directors could, in the exercise of its fiduciary duties to the Company and its shareholders, determine to issue preferred stock for such purposes in the future. The Board of Directors may also issue preferred stock for capital-raising activities or other corporate purposes that have the effect of making an acquisition of the Company materially more difficult or costly, as could be the case if the Board of Directors were to issue additional common stock for such purposes. At this time, the only issuance of preferred stock contemplated by the Board of Directors is the potential issuance of Senior Preferred Stock to the Treasury pursuant to the Capital Purchase Program, which is intended for capital raising purposes only.

        At present, the Board of Directors believes that the authorization of the preferred stock is in the best interest of the Company and its shareholders because it enhances our ability to potentially take advantage of the Capital Purchase Program and would provide flexibility for other future capital-raising transactions.

Terms of Treasury's Preferred Stock

        The following description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects. A summary of certain proposed terms of the Capital Purchase Program is attached hereto as Appendix B. The final terms of our participation in the Capital Purchase Program, including the specific terms of the Senior Preferred Stock and the related warrants, would be set forth in investment agreements and related documents to be issued by Treasury and executed by us. The general forms of these investment agreements and related documents are available on Treasury's website, at www.treas.gov/initiatives/eesa/application-documents. THE COMPANY CAN OFFER NO ASSURANCE THAT THE TREASURY WILL NOT CHANGE THE TERMS AND CONDITIONS OF THE CAPITAL PURCHASE PROGRAM OR THAT THE COMPANY WILL ELECT TO PARTICIPATE IN THE CAPITAL PURCHASE PROGRAM EVEN THOUGH IT HAS BEEN ACCEPTED BY THE TREASURY. IT MAY ALSO BE POSSIBLE THAT, SUBJECT TO APPROVAL BY THE U.S. TREASURY, THE COMPANY WOULD PARTICIPATE UNDER CAPITAL PURCHASE PROGRAM TERMS DESIGNED FOR PRIVATE COMPANIES, WHICH TERMS DIFFER FROM THOSE DESCRIBED HEREIN IN MANY RESPECTS.

  General

        Under our Articles of Incorporation, as proposed to be amended, the Company will have authority to issue up to five million shares of preferred stock with a par value of $0.01 per share. Pending approval of the amendment to our Articles of Incorporation described in this Proxy Statement and the approval of the Treasury, we estimate that we may issue between 4,000 and 13,000 shares of Senior Preferred Stock for an aggregate purchase price of between $4.3 million and $13.0 million pursuant to the Capital Purchase Program based on our risk-weighted assets as of September 30, 2008. Subject to limitations on use of proceeds that may be specified by the Treasury, the Company would expect to use the proceeds of the issuance of the Senior Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital positions of our subsidiary banks. When issued, the Senior Preferred Stock would be validly issued, fully paid and nonassessable.

        Prior to the issuance of the Senior Preferred Stock, the Company would have filed Articles of Amendment to our amended Articles of Incorporation with respect to the Senior Preferred Stock with the South Carolina Secretary of State. When issued, the Senior Preferred Stock would have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any unpaid dividends for all prior Dividend Periods (as defined below) plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. The Senior Preferred Stock would not be convertible into our common stock or any other class or series of our securities and would not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

  Ranking

        The Senior Preferred Stock issued to Treasury would rank senior to the Company's common stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

  Dividends

        Holders of Senior Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Senior Preferred Stock as to payment of dividends, would be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cash dividends.

Dividends would be cumulative. These dividends would be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the "Dividend Rate"), applied to the $1,000 liquidation preference per share and would be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a "Dividend Payment Date"), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A "Dividend Period" means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Senior Preferred Stock would commence upon the date of original issuance of the Senior Preferred Stock. Dividends would be paid to holders of record on the respective date fixed for that purpose by our Board of Directors or a committee thereof in advance of payment of each particular dividend.

        The amount of dividends payable per share of Senior Preferred Stock on each Dividend Payment Date would be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The consent of the Treasury would be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the Senior Preferred Stock and (ii) the date on which the Senior Preferred Stock has been redeemed in whole or the Treasury has transferred all Senior Preferred Stock to third parties.

        The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

  Conversion Rights

        The Senior Preferred Stock would not be convertible into shares of any other class or series of our stock.

  Redemption

        The Senior Preferred Stock would not be redeemable prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred Stock. A "Qualified Equity Offering" is the sale by us for cash, following the date of issuance of the Senior Preferred Stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred Stock may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior Dividend Periods for that share, plus a pro rata portion of the dividend for the then-current Dividend Period to the redemption date. Holders of Senior Preferred Stock would have no right to require the redemption or repurchase of the Senior Preferred Stock.

        Under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies, any redemption of the Senior Preferred Stock would be subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Senior Preferred Stock by tender, in the open market or by private agreement.

  Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive an amount per share (the "Total Liquidation Amount") equal to the fixed liquidation preference of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. Holders of the Senior Preferred Stock would be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Senior Preferred Stock.

        If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Senior Preferred Stock and all holders of any shares of our stock ranking as to any such distribution on parity with the Senior Preferred Stock, the amounts paid to the holders of Senior Preferred Stock and to such other shares would be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share of Senior Preferred Stock has been paid in full to all holders of Senior Preferred Stock and the liquidation preference of any other shares ranking on parity with the Senior Preferred Stock has been paid in full, the holders of common stock or any other shares ranking, as to such distribution, junior to the Senior Preferred Stock would be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.

  Voting Rights

        Except as indicated below or otherwise required by law, the holders of Senior Preferred Stock would not have any voting rights, other than class voting rights on (i) any authorization or issuance of shares ranking senior to Treasury's preferred stock, (ii) any amendment to the rights of the Senior Preferred Stock, or (iii) certain mergers, exchanges or similar transaction that would adversely affect the rights of the Senior Preferred Stock. If dividends on the Senior Preferred Stock are not paid in full for six Dividend Periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect, together with any voting parity stock, two directors. The right to elect directors will end when full dividends have been paid for four consecutive Dividend Periods.

  Regulatory Capital Treatment

        We would expect the Senior Preferred Stock to qualify as Tier I capital under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies.

  Transferability

        The Senior Preferred Stock would not be subject to any contractual restrictions on transferability, and we may be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred Stock to the Treasury. The Treasury may transfer the Senior Preferred Stock to third parties at any time.

 ADDITIONAL TERMS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM

Transferability

        If we participate in the Capital Purchase Program, the Company may be required to file a shelf registration statement covering the Senior Preferred Stock as promptly as practicable after the date of issue and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We would also grant to the Treasury piggyback registration rights for the Senior Preferred Stock and take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Stock including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Stock on a national securities exchange. If requested by the Treasury, we will appoint a depositary to hold the Senior Preferred Stock and issue depositary receipts.

Limits on Executive Compensation

        As a condition to participation in the Capital Purchase Program, the Company and its senior executive officers must agree to certain limits on executive compensation. Specifically, the Company must:

  •
  Ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

  •
  Implement a required "clawback" of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

  •
  Not make any "golden parachute payments" (as defined in the Internal Revenue Code) to any such executive; and

  •
  Agree not to deduct for tax purposes any executive compensation in excess of $500,000 of each such executive.

As an additional condition to closing, the Company and its senior executive officers covered by the Economic Emergency Stabilization Act of 2008 (EESA) must grant to the Treasury a waiver releasing the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Treasury on or prior to the date of issue to carry out the provisions of such subsection. We expect that each executive officer will agree in writing to be bound by the applicable Capital Purchase Program restrictions on compensation during any period that he or she is a senior executive officer and Treasury holds an equity or debt position acquired through the Capital Purchase Program.

Warrants

        In connection with the Capital Purchase Program and in addition to the Senior Preferred Stock, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Senior Preferred Stock on the date of issuance. The initial exercise price of the warrants, and the market price for determining the number of shares of common stock subject to the warrants, would be the market price for the common stock on the date of issuance of the Senior Preferred Stock (calculated on a twenty-day trailing average) and subject to certain anti-dilution adjustments. The warrants would have a term of ten years and would be immediately exercisable upon issuance. The Treasury would agree not to exercise any voting power with respect to any shares of common stock issued upon exercise of the warrants; however, the warrants would, subject to certain restrictions, be transferable, and the transferee may not be subject to any restrictions on voting rights. The number of shares subject to the warrants would be reduced by 50% if, prior to December 31, 2009, we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Stock in a Qualified Equity Offering. To the extent we redeem the Senior Preferred Stock held by the Treasury, we would have a right to repurchase any warrants or any common stock issued upon exercise of the warrants and held by the Treasury at fair market value.

CERTAIN EFFECTS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM

Use of Proceeds

        Our application to participate in the Capital Purchase Program was recently approved by Treasury. If we elect to sell Senior Preferred Stock to the Treasury, we would expect to receive between approximately $4.3 million and $13.0 million of capital under the Capital Purchase Program. The Treasury's stated purposes of the Capital Purchase Program are to stabilize the financial system and to ensure that credit is available to customers and businesses. We expect the Company to use the proceeds from the sale of securities to the Treasury in accordance with these stated purposes by building upon our already strong capital levels, providing the Company with the flexibility to withstand a deeper and longer recession, if it occurs, continuing to provide credit to our customers, including small businesses and consumers, and providing the Company the ability to capitalize on any strategic opportunities that may arise in the future.

Rights of Existing Common Shareholders

        The Company currently has only one class of capital stock and that is common stock. If the Company participates in the Capital Purchase Program, the rights of its common shareholders would generally not be affected, except that the Treasury's ownership interest in the Company would be a preferred interest and would entitle the Treasury to certain preferences over the common stock shareholders. Issuance of Senior Preferred Stock would give its holders the right, in case we are ever liquidated, to be paid the liquidation value of the Senior Preferred Stock out of our residual assets before any payment is made to the common shareholders. All dividends due on the Senior Preferred Stock would have to be paid before any dividends could be paid on our common stock. The issuance of the Senior Preferred Stock and warrants to purchase shares of our common stock may reduce our earnings per share of common stock, which could negatively affect the Company's common stock price. Also, the amount of our common stock dividends could not be increased in the first three years that the Treasury owns the Senior Preferred Stock without the consent of the Treasury. If we do not pay the dividends on the Senior Preferred Stock in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors to our Board of Directors. That right would continue until all past dividends on the Senior Preferred Stock are paid in full.

Dilution of Common Shareholders

        Because the preferential liquidation amount of the Senior Preferred Stock would equal its gross purchase price, the issuance of the Senior Preferred Stock would not change the tangible book value of our common stock, pro rated between the Senior Preferred Stock and our common stock on the basis of their relative tangible book value. Because the Senior Preferred Stock's claim on our earnings would be limited to a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount required to pay dividends due on the Senior Preferred Stock or not. As noted above, we would not be able to pay dividends on our common stock unless we had paid all dividends due on the Senior Preferred Stock.

        If we issue Senior Preferred Stock to the Treasury, we would also have to issue to the Treasury warrants to purchase shares of our common stock for an exercise price equal to the average closing price of our stock on the 20 trading days immediately proceeding the date on which we sign the agreement to sell the Senior Preferred Stock to the Treasury. On December             , 2008, the closing price of our common stock was $                                    . The warrants would expire the earlier of when they are exercised or ten years from the date of issue. If the warrants are exercised at anytime when the exercise price is less than the tangible book value of the shares received, the exercise would be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution would depend on the number of common shares issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.

Registration Rights

        As discussed above under "Additional Terms of Participation in the Capital Purchase Program," if we sell Senior Preferred Stock and warrants to the Treasury we would be required to grant registration rights to the Treasury. Those rights require us, at our expense, to register with the SEC some or all of our securities that are held by the Treasury in order to permit the Treasury to make a public offering of those securities. The out-of-pocket cost to us of doing so, as well as the indirect cost of the time that would have to be spent by our personnel, could be substantial.

Company Operations

        If we sell Senior Preferred Stock and warrants to the Treasury, we would be required to make modifications to the way our executive compensation arrangements are structured. Specifically, our Board of Directors would have to review our incentive compensation arrangements with our senior officers and make reasonable efforts to ensure that such arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution. As long as the Treasury owns our securities, our Board of Directors would also have to meet annually with our senior executive officers to review the relationship between our risk management policies and practices. It would also be a requirement that any bonus and incentive compensation paid to our senior executives during the period that Treasury holds our securities acquired under the Capital Purchase Program be subject to being repaid to us if the payments were based on materially inaccurate financial statements or other performance metric criteria. Further, we would be required, during the period the Treasury holds our securities acquired under the Capital Purchase Program, to prohibit severance payments to our senior executive officers in excess of an amount which is approximately three times the average of their annual compensation for the prior five years. We believe that this requirement would necessitate a temporary change in the terms of our president and our chief executive officer's employment arrangements. Finally, we would be required not to claim a deduction for federal income tax purposes of executive compensation that would not be deductible if Section 162(m)(5) of the Internal Revenue Code were to apply to us.

        All of these requirements are expected to increase our administrative costs somewhat and are not likely to reduce the compensation paid to our senior executive officers. Neither are they expected to have any material impact on the way we operate our business or our financial condition or results of operations.

Pro Forma Financial Information

        The following unaudited pro forma financial information of HCSB Financial Corporation as of and for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of:

  •
  a minimum of $4,299,000 and a maximum of $12,895,000 of TARP Preferred Shares issued to Treasury pursuant

  •
  the issuance of warrants to purchase a minimum of 29,690 shares and a maximum of 89,054 shares of HCSB common stock assuming a purchase price of $21.72 per share (trailing 20-trading days HCSB average share price as of December 22, 2008)

  •
  the reduction of short-term borrowings (on the OTC Bulletin Board consisting primarily of brokered deposits) from the proceeds of the Capital Purchase Program.

        We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 assuming minimum funding and maximum funding scenarios, and the nine months ended September 30, 2008 which also assume minimum and maximum funding. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in HCSB's common stock, and the discount rate used to determine the fair value of the preferred stock.

        The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-KSB for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

        The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the proposed amendments to our Articles of Incorporation and Bylaws described in this Proxy Statement.

        We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and Bylaws. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and disclosed under Item 1 of our Annual Report on Form 10-KSB for the year ended December 31, 2007.

 HCSB Financial Corporation

Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
	Historical	As Adjusted Minimum(1)	As Adjusted Maximum(2)
		(unaudited)
Balance Sheet:
Total assets	$591,540	$591,540	$591,540
Total liabilities(3)	$558,502	$554,203	$545,607
Total shareholders' equity	$33,038	$37,337	$45,933
Average total assets	$500,377	$500,377	$500,377
Risk weighted assets	$430,764	$430,764	$430,764
Tier 1 capital	$39,194	$43,493	$52,089
Total capital	$43,220	$47,519	$56,115
Capital:
Shareholders' equity	$33,038	$37,337	$45,933
Plus: unrealized losses on available-for-sale securities	$156	$156	$156
Plus: Trust preferred securities	$6,000	$6,000	$6,000

Tier 1 Capital	$39,194	$43,493	$52,089
Plus: allowance for loan losses	$4,026	$4,026	$4,026

Total capital	$43,220	$47,519	$56,115

Risk weighted assets	$430,764	$430,764	$430,764

Average total assets	$500,377.00	$500,377.00	$500,377.00

Capital Ratios:
Total capital to risk-weighted assets ratio	10.03%	11.03%	13.03%
Tier 1 capital to risk-weighted assets ratio	9.10%	10.10%	12.09%
Tier 1 capital to average assets	7.83%	8.69%	10.41%

(1)
Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock ($12.895 million).

(2)
Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock ($4.299 million).

(3)
Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).

 HCSB Financial Corporation

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds of $4,299,000 and
Warrants for 29,690 Common Shares
(In thousands, except per share data)

	Historical Nine Months Ended 9/30/2008	Adjustments		Pro forma Nine Months Ended 9/30/2008
		(unaudited)
Net interest income	$12,672	89	(1)	$12,761
Provision for Loan Losses	1,004	—		1,004

Net interest income after provision for loan losses	$11,668	$89		$11,757

Non-interest income	$2,541			$2,541
Non-interest expense	10,977			10,977

Income from continuing operations before income taxes	$3,232	$89		$3,321
Income tax expense	1,109	30	(2)	1,139

Income from continuing operations	$2,123	$58		$2,181
Less: Preferred dividends		178	(3)	178

Income from continuing operations available to common stockholders	$2,123	$(119)		$2,004

Basic earnings per share available to common stockholders
Income from continuing operations	$0.58	$0.03		$0.54

Diluted earnings per share available to common stockholders
Income from continuing operations	$0.57	$(0.03)		$0.54

Weighted average shares outstanding
Basic	3,678	—		3,678

Diluted	3,711	—	(4)	3,711

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as HCSB expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans, and the timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion of the discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which is subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated base on the relative fair value of the warrants as compared to the fair value of the preferred stock.

  The fair value of the warrants is determined under the Black-Scholes model. The model includes assumptions regarding HCSB's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market value) on the preferred stock (currently estimated at14%).

(4)
As described in the section titled "Additional Terms of Participation in the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 29,690 shares of HCSB common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $ 21.72 (based on the trailing 20 day HCSB average share price as of December 22, 2008) and remained outstanding for the entire period presented because the strike price exceeds the quarterly average stock price during 2008.

 HCSB Financial Corporation

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds of $12,895,000 and
Warrants for 89,054 Common Shares
(In thousands, except per share data)

	Historical Nine Months Ended 9/30/2008	Adjustments		Pro forma Nine Months Ended 9/30/2008
		(unaudited)
Net interest income	$12,672	266	(1)	$12,938
Provision for Loan Losses	1,004	—		1,004

Net interest income after provision for loan losses	$11,668	$266		$11,934

Non-interest income	$2,541			$2,541
Non-interest expense	10,977			10,977

Income from continuing operations before income taxes	$3,232	$266		$3,498
Income tax expense	1,109	91	(2)	1,200

Income from continuing operations	$2,123	$175		$2,298
Less: Preferred dividends		615	(3)	615

Income from continuing operations available to common stockholders	$2,123	$(440)		$1,683

Basic earnings per share available to common stockholders
Income from continuing operations	$0.58	$(0.12)		$0.46

Diluted earnings per share available to common stockholders
Income from continuing operations	$0.57	$(0.12)		$0.45

Weighted average shares outstanding
Basic	3,678	—		3,678

Diluted	3,711	—	(4)	3,711

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as HCSB expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans, and the timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion of the discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which is subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated base on the relative fair value of the warrants as compared to the fair value of the preferred stock.

  The fair value of the warrants is determined under the Black-Scholes model. The model includes assumptions regarding HCSB's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market value) on the preferred stock (currently estimated at 14%).

(4)
As described in the section titled "Additional Terms of Participation in the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 89,054 shares of HCSB common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $ 21.72 (based on the trailing 20 day HCSB average share price as of December 22, 2008) and remained outstanding for the entire period presented because the strike price exceeds the quarterly average stock price during 2008.

 HCSB Financial Corporation

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds of $4,299,000 and
Warrants for 29,690 Common Shares
(In thousands, except per share data)

	Historical Year Ended 12/31/2007	Adjustments		Pro forma Year Ended 12/31/2007
		(unaudited)
Net interest income	$14,314	118	(1)	$14,432
Provision for Loan Losses	985	—		985

Net interest income after provision for loan losses	$13,329	$118		$13,447

Non-interest income	$2,696			$2,696
Non-interest expense	12,933			12,933

Income from continuing operations before income taxes	$3,092	$118		$3,210
Income tax expense	1,052	40	(2)	1,092

Income from continuing operations	$2,040	$78		$2,118
Less: Preferred dividends		236	(3)	236

Income from continuing operations available to common stockholders	$2,040	$(158)		$1,882

Basic earnings per share available to common stockholders
Income from continuing operations	$0.55	$(0.04)		$0.51

Diluted earnings per share available to common stockholders
Income from continuing operations	$0.55	$(0.04)		$0.51

Weighted average shares outstanding
Basic	3,677	—		3,677

Diluted	3,705	—	(4)	3,705

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as HCSB expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans, and the timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion of the discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which is subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated base on the relative fair value of the warrants as compared to the fair value of the preferred stock.

  The fair value of the warrants is determined under the Black-Scholes model. The model includes assumptions regarding HCSB's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market value) on the preferred stock (currently estimated at 14%).

(4)
As described in the section titled "Additional Terms of Participation in the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 29,690 shares of HCSB common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $ 21.72 (based on the trailing 20 day HCSB average share price as of December 22, 2008) and remained outstanding for the entire period presented because the strike price exceeds the quarterly average stock price during 2007.

 HCSB Financial Corporation

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds of $12,895,000 and
Warrants for 89,054 Common Shares
(In thousands, except per share data)

	Historical Year Ended 12/31/2007	Adjustments		Pro forma Year Ended 12/31/2007
		(unaudited)
Net interest income	$14,314	355	(1)	$14,669
Provision for Loan Losses	985	—		985

Net interest income after provision for loan losses	$13,329	$355		$13,684

Non-interest income	$2,696			$2,696
Non-interest expense	12,933			12,933

Income from continuing operations before income taxes	$3,092	$355		$3,447
Income tax expense	1,052	121	(2)	1,173

Income from continuing operations	$2,040	$234		$2,274
Less: Preferred dividends		820	(3)	820

Income from continuing operations available to common stockholders	$2,040	$(586)		$1,454

Basic earnings per share available to common stockholders
Income from continuing operations	$0.55	$(0.16)		$0.40

Diluted earnings per share available to common stockholders
Income from continuing operations	$0.55	$(0.16)		$0.39

Weighted average shares outstanding
Basic	3,677	—		3,677

Diluted	3,705	—	(4)	3,705

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as HCSB expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans, and the timing of any acquisitions.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion of the discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which is subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated base on the relative fair value of the warrants as compared to the fair value of the preferred stock.

  The fair value of the warrants is determined under the Black-Scholes model. The model includes assumptions regarding HCSB's common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common stockholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market value) on the preferred stock (currently estimated at 14%).

(4)
As described in the section titled "Additional Terms of Participation in the Capital Purchase Program", if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give the Treasury the option to purchase 89,054 shares of HCSB common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $ 21.72 (based on the trailing 20 day HCSB average share price as of December 22, 2008) and remained outstanding for the entire period presented because the strike price exceeds the quarterly average stock price during 2007.

        If we elect not to participate in the Capital Purchase Program, there will be no material adverse effect on our liquidity, capital resources or results of operations, and the Company will remain well-capitalized under applicable regulatory guidelines.

Financial Statements

        Our Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are attached to the proxy statement as Appendix D and thereby incorporated by reference herein. Our Unaudited Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and December 31, 2007 and for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, are attached to this proxy statement as Appendix F and thereby incorporated by reference herein.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Management's Discussion and Analysis of Financial Condition at December 31, 2007 and December 31, 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is attached to this proxy statement as Appendix E and thereby incorporated by reference herein. Management's Discussion and Analysis of Financial Condition at September 30, 2008 and December 31, 2007 and Results of Operations for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, is attached to this proxy statement as Appendix G and thereby incorporated by reference herein.

Changes in Disagreements with Accountants on Accounting and Financial Disclosure

        There have been no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

Quantitative and Qualitative Disclosures About Market Risk

        Information regarding our quantitative and qualitative disclosures about market risk is contained in Management's Discussion and Analysis of Financial Condition and Results of Operations as reported in our Annual Report on Form 10-K and attached hereto as Appendix E in the sections thereof entitled "Rate Sensitivity" and "Impact of Inflation and Changing Prices." See also the section entitled "Investment Securities" in Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which is attached hereto as Appendix G.

SELECTED ADDITIONAL MATTERS RELATED TO CHANGES OF CONTROL

Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution

        South Carolina law provides that, with respect to any plan of merger or share exchange, our Board of Directors must recommend and submit the plan to a vote of our shareholders. For HCSB to adopt the plan, the plan of merger or share exchange must be approved by the affirmative vote of holders of two-thirds of our outstanding common shares.

Statutory Matters

         Business Combination Statute.    The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. This statute would apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

         Control Share Acquisitions.    The South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

        The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our Articles of Incorporation or bylaws to redeem control shares.

        The provisions of the Control Share Acquisitions Act will only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

 PROPOSAL NO. 2:

APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT
OF THE SPECIAL MEETING

        A proposal may be submitted to shareholders at the Special Meeting to authorize the chairperson of the Special Meeting to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient affirmative votes present at the time of the Special Meeting to adopt the Amendment, or (b) a quorum is not present at the time of the Special Meeting. Any adjournment or postponement of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

        The affirmative vote of a majority of the shares represented at the Special Meeting and entitled to vote is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the approval of the Adjournment Proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 2.

 SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        Any shareholder of the Company desiring to include a proposal in the Company's 2009 proxy materials for action at the 2009 Annual Meeting of Shareholders must have delivered the proposal to the executive offices of the Company no later than November 15, 2008 if such proposal is to be considered for inclusion in the 2009 proxy materials. Only proper proposals that are timely received will be included in the Company's 2009 Proxy Statement and Proxy. In addition, a shareholder who desires to nominate a person for election to the Board of Directors of the Company or to make any other proposal for consideration by shareholders at a shareholders' meeting must deliver notice of such proposed action to the secretary of the Company no less than 45 days before such meeting. For a nominee for director, such notice should be addressed to the governance committee of the Company at HCSB Financial Corporation, P.O. Box 218, Loris, South Carolina, 29569 The recommendation must set forth the name and address of the shareholder or shareholder group making the nomination; the name of the nominee; his or her address; the number of shares of Company stock owned by the nominee; any arrangements or understandings regarding nomination; the five-year business experience of the recommended candidate; legal proceedings within the last five years involving the candidate; a description of transactions between the candidate and the Company valued in excess of $120,000 and other types of business relationships with the Company; a description of any relationships or agreements between the recommending shareholder or group and the candidate regarding nomination; a description of known relationships between the candidate and the Company's competitors, customers, business partners or other persons who have a business relationship with the Company; and a statement of the recommended candidate's qualifications for board membership. For any other shareholder proposal, such notice must set forth the name and address of the shareholder making the proposal and the text of the resolution to be voted on.

        The Company does not have a formal process by which shareholders may communicate with the Board of Directors. Historically, however, the chairman of the Board of Directors has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the Board of Directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board of Directors may do so by writing to the secretary of the Company at HCSB Financial Corporation, P.O. Box 218, Loris, South Carolina, 29569.

 BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of December 19, 2008, the number and percentage of outstanding shares of common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group.

Name	Number of Shares Owned	Right To Acquire(1)	Percentage of Beneficial Ownership(2)
Michael S. Addy	4,913		*
Johnny C. Allen	3,644		*
D. Singleton Bailey	44,504		1.21%
Franklin C. Blanton	86,980		2.36%
Clay D. Brittain, III	5,495		*
Rachel B. Broadhurst	156		*
Glenn R. Bullard(3)	5,842	5,749	*
Russell R. Burgess, Jr.	5,702		*
James R. Clarkson(4)	11,099	10,986	1.27%
J. Lavelle Coleman	17,685		*
Denise Floyd(5)	2,055	1,148	*
Larry G. Floyd	10,445		*
Boyd R. Ford, Jr.	112,065		3.08%
Tommie W. Grainger	52,498		1.43%
Edward L. Loehr, Jr.	-0-		*
Gwyn G. McCutchen, D.D.S.	32,001		*
T. Freddie Moore	18,390		*
Carroll D. Padgett, Jr.	30,290		*
Executive officers and directors as a group (18 persons)	443,764	17,883	13.33%

*
Less than 1%

(1)
Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(2)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,677,955 shares of common stock outstanding on March 3, 2008.

(3)
Mr. Bullard owns 5,842 shares of restricted stock for which he has voting power but no power of disposition.

(4)
Mr. Clarkson owns 11,099 shares of restricted stock for which he has voting power but no power of disposition.

(5)
Mrs. Floyd owns 2,055 shares of restricted stock for which she has voting power but no power of disposition.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We expect that representatives from Elliott Davis, LLC, our independent registered public accounting firm will be present and available to answer appropriate questions at the Special Meeting, and will have the opportunity to make a statement if they desire to do so.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the meeting of shareholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

FORWARD LOOKING STATEMENTS

        Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

        We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the Securities and Exchange Commission ("SEC") or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.

 WHERE YOU CAN FIND MORE INFORMATION

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on                         , 2009.

        This Proxy Statement is available at [                        ]. Other information contained on the website includes our annual report, directions to attend the Special Meeting, voting instructions, and [                                    ]. We encourage you to access and review all of the important information contained on the website before voting.

        Please use the following username and password to access the information located at this website:

  Username
  Password:

SEC

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

        Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

HCSB FINANCIAL CORPORATION
5201 Broad Street
Loris, South Carolina 29569
Telephone: (843) 716-4272
Attention: Investor Relations

APPENDIX A

Proposed Amendment to HCSB Articles of Incorporation

        Pursuant to an HCSB Financial Corporation Board Resolution dated December 18, 2008, the Board hereby proposes and recommends that the shareholders of the Company approve Article Three of the Articles of Incorporation of the Corporation as hereby amended by deleting Article Three in its entirety and inserting in lieu thereof a new Article Three, substantially in the following form (with such changes thereto an any Authorized Officer (as defined below) or the CPP Committee (as defined below) shall authorize, after consulting with counsel):

    The Corporation shall have the authority, exercisable by its board of directors (the "Board of Directors"), to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of each class (and of any series within a class) of preferred stock. The rights and privileges of holders of voting common stock are subject to any classes or series of preferred stock that the Corporation may issue.

A-1

APPENDIX B

Treasury Term Sheet Issued October 14, 2008

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.
Initial Holder:	United States Department of the Treasury (the "UST").
Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.
Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status:	Tier 1.
Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.
Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.
"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.
Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.
Restrictions on Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.
Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".
Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.
Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.
Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms
Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.
Term:	10 years.
Exercisability:	Immediately exercisable, in whole or in part.
Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.
Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.
Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.
Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.'
Summary of Warrant Terms
Warrant:
The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the "Warrant Preferred") having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.
Term:	10 years
Exercisability:	Immediately exercisable, in whole or in part.
Warrant Preferred:
The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.
Transferability:
The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

APPENDIX C

CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT

§ 33-13-101. Definitions.

In this chapter:

(1)
"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)
"Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3)
"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)
"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7)
"Shareholder" means the record shareholder or the beneficial shareholder.

§ 33-13-102. Right to dissent.

  (a)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

  (1)
  consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

  (2)
  consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

    (4)
    an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i)
    alters or abolishes a preferential right of the shares;

    (ii)
    creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (iii)
    alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (iv)
    excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (v)
    reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

    (5)
    in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

    (6)
    any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b)
  Notwithstanding subsection (a), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

§ 33-13-103. Dissent by nominees and beneficial owners.

  (a)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

  (b)
  A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

§ 33-13-200. Notice of dissenters' rights.

  (a)
  If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (b)
  If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

§ 33-13-210. Notice of intent to demand payment.

  (a)
  If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

  (b)
  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

§ 33-13-220. Dissenters' notice.

  (a)
  If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

  (b)
  The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

  (1)
  state where the payment demand must be sent and where certificates for certificated shares must be deposited;

  (2)
  inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

  (3)
  supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

  (4)
  set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

  (5)
  be accompanied by a copy of this chapter.

§ 33-13-230. Shareholders' payment demand.

  (a)
  A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

  (b)
  The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c)
  A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

§ 33-13-240. Share restrictions.

  (a)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

  (b)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 33-13-250. Payment.

  (a)
  Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (b)
  The payment must be accompanied by:

  (1)
  the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2)
  a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

  (3)
  an explanation of how the interest was calculated;

  (4)
  a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

  (5)
  a copy of this chapter.

§ 33-13-260. Failure to take action.

  (a)
  If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b)
  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

§ 33-13-270. After-acquired shares.

  (a)
  A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

  (b)
  To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

§ 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

  (a)
  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

  (1)
  dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

  (2)
  corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

  (3)
  corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b)
  A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

§ 33-13-300. Court action.

  (a)
  If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b)
  The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c)
  The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

  (d)
  The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e)
  Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 33-13-310. Court costs and counsel fees.

  (a)
  The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

  (b)
  The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (1)
  against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

  (2)
  against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  (c)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  (d)
  In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

APPENDIX D

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HCSB Financial Corporation and Subsidiary
Loris, South Carolina

        We have audited the accompanying consolidated balance sheets of HCSB Financial Corporation and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCSB Financial Corporation and its subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

        We were not engaged to examine management's assertion about the effectiveness of HCSB Financial Corporation's internal control over financial reporting as of December 31, 2007 included in Management's Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
March 10, 2008

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
Assets:
Cash and cash equivalents:
Cash and due from banks	$7,958	$9,463
Federal funds sold	3,655	19,238

Total cash and cash equivalents	11,613	28,701

Investment securities:
Securities available-for-sale	49,609	50,830
Nonmarketable equity securities	3,327	2,948

Total investment securities	52,936	53,778

Loans held for sale	2,008	2,233

Loans receivable	352,206	254,567
Less allowance for loan losses	(3,535)	(2,718)

Loans, net	348,671	251,849
Premises, furniture and equipment, net	16,051	16,139
Accrued interest receivable	3,473	2,880
Other assets	3,601	3,957

Total assets	$438,353	$359,537

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	32,407	$26,428
Interest-bearing transaction accounts	43,299	53,693
Money market savings accounts	104,310	83,795
Other savings accounts	8,833	5,294
Time deposits $100 and over	64,044	47,369
Other time deposits	87,958	58,572

Total deposits	340,851	275,151
Repurchase Agreements	5,000	—
Advances from the Federal Home Loan Bank	52,300	43,390
Notes Payable	—	3,478
Junior subordinated debentures	6,186	6,186
Accrued interest payable	982	772
Other liabilities	2,051	2,210

Total liabilities	407,370	331,187

Commitments and Contingencies (Notes 4, 12 and 13)
Shareholders' Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized; 3,677,974 and 3,569,874 shares issued and outstanding in 2007 and 2006, respectively	37	36
Capital surplus	28,689	25,756
Nonvested restricted stock	(645)	(645)
Retained earnings	2,908	3,626
Accumulated other comprehensive loss	(6)	(423)

Total shareholders' equity	30,983	28,350

Total liabilities and shareholders' equity	$438,353	$359,537

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

	Years ended December 31,
(Dollars in thousands except share amounts)	2007	2006
Interest income:
Loans, including fees	$25,275	$20,417
Investment securities:
Taxable	2,212	1,869
Tax-exempt	290	274
Nonmarketable equity securities	173	156
Federal funds sold and other	586	964

Total	28,536	23,680

Interest expense:
Deposits	11,268	8,391
Borrowings	2,954	2,723

Total	14,222	11,114

Net interest income	14,314	12,566
Provision for loan losses	985	770

Net interest income after provision for loan losses	13,329	11,796

Noninterest income:
Service charges on deposit accounts	1,447	1,429
Credit life insurance commissions	57	48
Gain on sale of residential mortgage loans	628	542
Brokerage commissions	315	289
Other fees and commissions	263	206
Losses on sales of securities	(92)	—
Other	78	90

Total	2,696	2,604

Noninterest expenses:
Salaries and employee benefits	7,689	6,002
Net occupancy	868	668
Marketing and advertising	491	366
Loss on sale of assets	11	—
Furniture and equipment	1,300	1,112
Other operating	2,574	2,160

Total	12,933	10,308

Income before income taxes	3,092	4,092
Income tax provision	1,052	1,287

Net income	$2,040	$2,805

Net income per common share
Basic	$0.55	$0.77

Diluted	$0.55	$0.77

Average common shares outstanding
Basic	3,677,467	3,648,335

Diluted	3,704,934	3,665,065

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

Years ended December 31, 2007 and 2006

	Common Stock					Accumulated other comprehensive income (loss)
			Nonvested restricted stock	Capital surplus	Retained earnings
(Dollars in thousands, except share amounts)	Shares	Amount					Total
Balance, December 31, 2005	1,788,201	$18	$(703)	$25,685	$865	$(562)	$25,303
Net income					2,805		2,805
Other comprehensive income, (loss) net of tax expense of $81						139	139

Comprehensive income							2,944
Payment for fractional shares	(1,247)				(44)		(44)
Forfeiture of restricted stock	(2,017)		58	(58)
Stock option expense	147			147
Declaration of 2 for 1 stock split on January 18, 2007	1,784,937	18		(18)			—

Balance, December 31, 2006	3,569,874	36	(645)	25,756	3,626	(423)	28,350
Net income					2,040		2,040
Other comprehensive income, (loss) net of tax expense of $245						417	417

Comprehensive income							2,457
Exercise of stock options	1,986			29			29
Stock option expense				147			147
Declaration of 3% stock dividend on January 17, 2008	106,114	1		2,757	(2,758)		—

Balance, December 31, 2007	3,677,974	$37	$(645)	$28,689	$2,908	$(6)	$30,983

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$2,040	$2,805
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	985	770
Deferred income tax benefit	(252)	(269)
Depreciation expense	728	636
Premium amortization less discount accretion	33	86
Amortization of net deferred loan costs	14	10
Loss on sale of securities available-for-sale	92	—
(Gain) loss on sale of other real estate owned	10	(26)
Gain on disposal of premises and equipment	—	(20)
Increase in interest receivable	(593)	(642)
Increase in interest payable	210	223
(Increase) decrease in other assets	605	(21)
Stock compensation expense	147	147
Increase (decrease) in other liabilities	(159)	113

Net cash provided by operating activities	3,860	3,812

Cash flows from investing activities:
Purchases of securities available-for-sale	(21,265)	(17,350)
Maturities of securities available-for-sale	12,077	4,887
Proceeds from sales of securities available-for-sale	10,947	—
Net increase in loans to customers	(97,934)	(22,221)
Purchase of premises, furniture and equipment	(2,347)	(5,094)
Proceeds from sale of premises, furniture and equipment	1,707	20
Proceeds from sale of other real estate owned	85	875
Purchase of nonmarketable equity securities	(379)	(81)

Net cash used by investing activities	(97,109)	(38,964)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	19,639	11,122
Net increase in time deposits	46,061	9,892
Net increase in notes payable	(3,478)	3,478
Net increase in FHLB borrowings	8,910	—
Net increase in repurchase agreements	5,000	—
Exercise of stock options	29	—
Cash paid for fractional shares	—	(44)

Net cash provided by financing activities	76,161	24,448

Net decrease in cash and cash equivalents	(17,088)	(10,704)
Cash and cash equivalents, beginning of year	28,701	39,405

Cash and cash equivalents, end of year	$11,613	$28,701

The accompanying notes are an integral part of the consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation and Consolidation—The accompanying consolidated financial statements include the accounts of HCSB Financial Corporation and Subsidiary (the Company) and its wholly owned subsidiary, Horry County State Bank (the Bank) and all of the stock of HCSB Financial Trust I (the Trust). The Company was incorporated on June 10, 1999. The Bank was incorporated on December 18, 1987, and opened for operations on January 4, 1988. The principal business activity of the Company is to provide commercial banking services in Horry County, South Carolina, and in Columbus and Brunswick Counties, North Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities. The operations of the Trust have not been consolidated in these financial statements.

         Management's Estimates—In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and income and expenses for the period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the carrying amount of real estate acquired in connection with foreclosures or in satisfaction of loans. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

         Investment Securities—Investment securities available-for-sale by the Company are carried at amortized cost and adjusted to their estimated fair value. The unrealized gain or loss is recorded in shareholders' equity net of the deferred tax effects. Management does not actively trade securities classified as available-for-sale, but intends to hold these securities for an indefinite period of time and may sell them prior to maturity to achieve certain objectives. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the realized gain or loss from a sales transaction.

         Nonmarketable Equity Securities—Nonmarketable equity securities include the Company's investments in the stock of the Federal Home Loan Bank and Silverton Bank. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services stock are included as a separate component in interest income.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        At December 31, 2007 and 2006, the investment in Federal Home Loan Bank stock was $2,994,000 and $2,615,000, respectively. The investment in Silverton Bank stock was $122,000 at December 31, 2007 and 2006. The Company also had a $25,000 investment in the holding company of a community bank at December 31, 2007 and 2006. Also included in nonmarketable equities is investment in the Trust, which totaled $186,000 at December 31, 2007 and 2006.

         Loans held for Sale—Loans held for sale consist of residential mortgage loans the Company originates for sale to secondary market investors. They are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Fees collected in conjunction with origination activities are deferred as part of the cost basis of the loan and recognized when the loan is sold. Gains or losses on sales are recognized when the loans are sold and are determined as the difference between the sales price and the carrying value of the loans.

        The Company issues rate lock commitments to borrowers based on prices quoted by secondary market investors. When rates are locked with borrowers, a sales commitment is immediately entered (on a best efforts basis) at a specified price with a secondary market investor. Accordingly, any potential liabilities associated with rate lock commitments are offset by sales commitments to investors.

         Loans Receivable—Loans receivable are stated at their unpaid principal balance. Interest income on loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

        The accrual of interest income is generally discontinued when a loan becomes contractually 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

        Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the straight-line method.

        Under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for the Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures, loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are subject to this criteria except for smaller balance homogeneous loans that are collectively evaluated for impairment and loans measured at fair value or at the lower of cost or fair value. The Company considers its consumer installment portfolio, credit card loans, and home equity lines as such exceptions. Therefore, the real estate and commercial loan portfolios are primarily affected by these statements.

        Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company's investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance for loan losses. The accrual of interest is discontinued on an impaired loan when management determines the borrower may be unable to meet payments as they become due. As

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

discussed in Note 4, nonaccrual loans comprise a substantial majority of loans classified as impaired at December 31, 2007 and 2006.

         Concentrations of Credit Risk—Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

        The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout Horry county in South Carolina and Columbus and Brunswick counties of North Carolina. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential and commercial real estate and commercial and industrial non-real estate loans. These concentrations of residential and commercial real estate loans and commercial and industrial non-real estate loans totaled $260,531,000 and $64,019,000, respectively, at December 31, 2007, representing 840.89% and 206.63%, respectively, of total equity and 73.97% and 18.18%, respectively, of net loans receivable.

        In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

        The Company's investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

         Allowance for Loan Losses—Management believes that the allowance is adequate to absorb inherent losses in the loan portfolio; however, assessing the adequacy of the allowance is a process that requires considerable judgment. Management's judgments are based on numerous assumptions about current events, which management believes to be reasonable, but which may or may not be valid. Thus there can be no assurance that loan losses in future periods will not exceed the current allowance amount or that future increases in the allowance will not be required. No assurance can be given that management's ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company.

        The allowance is subject to examination by regulatory agencies, which may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

institutions, and other adequacy tests. In addition, such regulatory agencies could require the Company to adjust its allowance based on information available to them at their examination.

        The methodology used to determine the reserve for unfounded lending commitments, which is included in other liabilities, is inherently similar to that used to determine the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and historical loss ratio.

         Premises, Furniture and Equipment—Premises, furniture and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings—40 years; furniture and equipment—3 to 25 years. The cost of assets sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts, and the resulting gains or losses are reflected in the income statement.

        Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

         Other Real Estate Owned—Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or fair value, less estimated costs to sell.

        Any write-downs at the dates of acquisition are charged to the allowance for loan losses. Expenses to maintain such assets, subsequent write-downs, and gains and losses on disposal are included in other expenses.

         Derivative Financial Instruments—The Company has entered into certain interest rate swap agreements which are derivative financial instruments ("derivatives"). The derivatives are recognized as other assets on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of fair value of a recognized asset or liability ("fair value hedge"). Changes in the fair value of a derivative that is highly effective as—and that is designated and qualifies—as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk, are recorded in current-period earnings.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking hedged transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the balance sheet. The derivatives in which the Company is a counterparty qualify for the "shortcut" method of assessing the ongoing effectiveness of its hedging relationship with the underlying hedged item. The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised; (2) management determines that designation of the derivative as a hedge instrument is no longer appropriate; or (3) the underlying hedged item is liquidated. When hedge accounting is discontinued, the derivative is carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

         Income and Expense Recognition—The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Income Taxes—Amounts provided for income taxes are based on income reported for financial statement purposes. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2007, will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Advertising Expense—Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $491,000 and $366,000, were included in the Company's results of operations for 2007 and 2006, respectively.

         Net Income Per Share—Basic income per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year. Diluted net income per share is computed based on net income divided by the weighted average number of common and potential common shares. Retroactive recognition has been given for the effects of all stock dividends and splits in computing the weighted-average number of shares. The only potential common share equivalents are those related to stock options and restricted stock awards. Stock options which are anti-dilutive are excluded from the calculation of diluted net income per share.

         Stock-Based Compensation—On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans.

         Comprehensive Income—Accounting principles generally require recognized income, expenses, gains, and losses to be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

        The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Unrealized gains (losses) on securities available-for-sale	$570	$220
Reclassification adjustment for (gains) losses realized in net income	92	—

Net unrealized losses on securities	662	220
Tax effect	(245)	(81)

Net-of-tax amount	$417	$139

         Statements of Cash Flows—For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash equivalents include amounts due from banks, federal funds sold, and time deposits with other banks with maturities of three months or less.

        The following summarizes supplemental cash flow information:

	Years ended December 31,
(Dollars in thousands)	2007	2006
Cash paid for interest	$14,012	$10,539
Cash paid for income taxes	1,232	1,716
Supplemental noncash investing and financing activities:
Foreclosures on loans	338	459

         Off-Balance-Sheet Financial Instruments—In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

         Recently Issued Accounting Pronouncements—The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company's accounting measurements but it is expected to result in additional disclosures.

        In September 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion—1967" (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In September 2006, the FASB ratified the consensus reached on EITF 06-5, "Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance" ("EITF 06-5"). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

        In March 2007, the FASB ratified the consensus reached on EITF 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements" ("EITF 06-10"). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" ("SFAS 159"). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159.

        In June 2007, the FASB ratified the consensus reached by the EITF with respect to EITF 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" ("EITF 06-11"). Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase in additional paid-in capital. This EITF is to be applied prospectively to the income tax benefits that

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

result from dividends on equity-classified employee share-based payment awards that are declared beginning in 2008, and interim periods within those fiscal years. Early application is permitted. The Company does not believe the adoption of EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

        In November 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company's mortgage loans held for sale.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Risks and Uncertainties—In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

        The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

         Reclassifications—Certain captions and amounts in the 2006 financial statements were reclassified to conform with the 2007 presentation.

NOTE 2—CASH AND DUE FROM BANKS

        The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. At December 31, 2007 and 2006, the requirements were satisfied by amounts on deposit with the Federal Reserve Bank and cash on hand.

NOTE 3—INVESTMENT SECURITIES

        Securities available-for-sale consisted of the following:

		Gross Unrealized
	Amortized Cost			Estimated Fair Value
(Dollars in thousands)		Gains	Losses
December 31, 2007
Government-sponsored enterprises	$20,208	$246	$7	$20,447
Mortgage-backed securities	21,650	60	278	21,432
Obligations of state and local governments	7,760	44	74	7,730

Total	$49,618	$350	$359	$49,609

December 31, 2006
Government-sponsored enterprises	$19,216	$31	$155	$19,092
Mortgage-backed securities	23,943	25	519	23,449
Equity securities	835	19	—	854
Obligations of state and local governments	7,508	39	112	7,435

Total	$51,502	$114	$786	$50,830

        The following is a summary of maturities of securities available-for-sale as of December 31, 2007. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 3—INVESTMENT SECURITIES (Continued)

maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale
(Dollars in thousands)	Amortized Cost	Estimated Fair Value
Due in less than one year	$187	$187
Due after one year but within five years	4,273	4,283
Due after five years but within ten years	12,813	12,902
Due after ten years	32,345	32,237

Total	$49,618	$49,609

        The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at:

Securities Available for Sale

	December 31, 2007
	Less than twelve months		Twelve months or more		Total
(Dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$4,724	$7	$—	$—	$4,724	$7
Mortgage-backed securities	—	—	15,301	278	15,301	278
Obligations of state and local governments	606	1	1,829	73	2,435	74

Total	$5,330	$8	$17,130	$351	$22,460	$359

	December 31, 2006
	Less than twelve months		Twelve months or more		Total
(Dollars in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$5,892	$23	$5,860	$132	$11,752	$155
Mortgage-backed securities	2,399	19	18,222	499	20,621	518
Obligations of state and local governments	2,721	104	1,634	9	4,355	113

Total	$11,012	$146	$25,716	$640	$36,728	$786

        Management evaluates its investment portfolio periodically to identify any impairment that is other than temporary. At December 31, 2007, the Company had thirteen individual securities, or 34.53% of the security portfolio, that have been in an unrealized loss position for more than twelve months. Management believes these losses are temporary and are a result of the current interest rate environment.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 3—INVESTMENT SECURITIES (Continued)

        At December 31, 2007 and 2006, investment securities with a book value of $46,951,000 and $29,978,000, respectively, and a market value of $46,966,000 and $29,501,000, respectively, were pledged to secure deposits.

        Gross realized losses on sales of available-for-sale securities were $92,000 in 2007.

NOTE 4—LOANS RECEIVABLE

        Loans consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006
Real estate—construction and land development	$59,084	$28,124
Real estate—mortgage and commercial	201,448	147,156
Agricultural	7,221	6,099
Commercial and industrial	64,019	54,313
Consumer	18,535	18,267
All other loans (including overdrafts)	1,899	608

Total gross loans	$352,206	$254,567

        Certain parties (principally certain directors and officers of the Company, their immediate families, and business interests) were loan customers and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amounts of loans to related parties were $13,790,000 and $12,354,000 at December 31, 2007 and 2006, respectively. During 2007, advances on related party loans totaled $6,711,000, and repayments were $1,949,000.

        Transactions in the allowance for loan losses are summarized below:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Balance, beginning of year	$2,718	$2,569
Provision charged to operations	985	770
Recoveries on loans previously charged off	51	90
Loans charged off	(219)	(711)

Balance, end of year	$3,535	$2,718

        Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of the delay, are expected to be collected.

        As of December 31, 2007 and 2006, the Company had nonaccrual loans of approximately $2,696,000 and $760,000, respectively. These loans comprise a substantial majority of loans classified as

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 4—LOANS RECEIVABLE (Continued)

impaired. At December 31, 2006, the Company had a loan secured by commercial real estate that was contractually past due 90 days or more and still accruing interest of $1,714,000, for which impairment had not been recognized. This loan was repaid in full on January 9, 2007 through the liquidation of a portion of the Bank's collateral. At December 31, 2007, the Company did not have any loans that were contractually past due 90 days or more and still accruing interest. The additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, was $267,000 and $133,000 during 2007 and 2006, respectively. Average impaired loans as of December 31, 2007 and 2006 were $1,195,000 and $2,926,000, respectively.

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of standby letters of credit is insignificant.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party.

        Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties. The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
(Dollars in thousands)	2007	2006
Commitments to extend credit	$66,575	$37,852
Standby letters of credit	761	814

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 5—PREMISES, FURNITURE AND EQUIPMENT

        Premises, furniture and equipment consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006
Land	$4,219	$4,202
Buildings and land improvements	7,931	7,683
Furniture and equipment	5,579	4,757
Leasehold improvements	58	41
Construction in progress	3,073	3,537

	20,860	20,220
Less accumulated depreciation	(4,809)	(4,081)

Premises, furniture and equipment, net	$16,051	$16,139

        Depreciation expense for the years ended December 31, 2007 and 2006 was $728,000 and $637,000, respectively.

        The Company had $91,000 and $4,000 in capitalized interest during construction in 2007 and 2006, respectively.

        In 2006 the Company purchased an interest in four parcels of real estate in Conway, S.C. together with four buildings thereon. The Company then initiated action in 2007 for the removal of three of these buildings and for the completion of the construction of the fourth for use as a branch bank. The amounts shown as construction in progress for the years ended December 31, 2007 and 2006 reflect the Company's investment in this property. The Company expects to complete all phases of the construction process during the first quarter of 2008 and at that time allocate the balance in construction in progress among land, buildings and land improvements, furniture and fixtures and equipment.

NOTE 6—OTHER ASSETS

        Other assets consisted of the following:

	December 31,
(Dollars in thousands)	2007	2006
Cash value of life insurance	$962	$929
Other real estate owned	338	95
Prepaid expenses and insurance	491	304
Unamortized software	143	472
Net deferred tax asset	768	765
Other	899	1,392

Total	$3,601	$3,957

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 7—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company maintains an overall interest-rate risk-management strategy that incorporates the use of derivatives to minimize significant unplanned fluctuations in earnings that are caused by interest-rate volatility. As part of this strategy, the Company entered certain interest rate swap agreements, which remain in place. Such interest rate swaps are derivative financial instruments ("derivatives"). Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional amount and maturity date. The Company's goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of specific balance-sheet assets and liabilities so that the net-interest margin is not, on a material basis, adversely affected by movements in interest rates. The interest-rate swaps entered by the Company converted certain nonprepayable fixed rate long term debt to floating rates. As a result of interest-rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivatives that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest-rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

        By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed by the Company's credit committee.

        Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate swap contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using a value-at-risk methodology.

        The Company's derivatives activities are monitored by its risk-management committee as part of that committee's oversight of the Company's asset/liability and treasury functions. The Company's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company's overall interest-rate risk-management and trading strategies.

        The interest rate swap agreements provide for the Company to make payments at a variable rate determined by a specified index (three month LIBOR) in exchange for receiving payments at a fixed rate of 3.4%. During 2007 and 2006, the Company recognized $273,000 and $233,000, respectively, as an increase in interest expense on Federal Home Loan Bank Advances as a result of its interest rate swaps.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 7—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        At December 31, 2007 and 2006, the information pertaining to outstanding interest rate swap agreements used to hedge fixed rate debt is as follows:

(Dollars in thousands)	2007	2006
Notional amount	$14,600	$14,600
Weighted average fixed (receive) rate	3.43%	3.43%
Weighted average variable (pay) rate	5.40%	5.07%
Weighted average maturity in years	2.6	3.6
Unrealized loss relating to interest rate swaps	$339	$788

        At December 31, 2007 and 2006, the unrealized loss of $339,000 and $788,000, respectively, related to interest rate swaps were recorded in derivative assets and other liabilities at the same amount.

        Risk management results for the year ended December 31, 2007 and 2006 related to the balance sheet hedging of long-term debt indicate that the hedges were 100% effective and that there was no component of the derivative instruments' gain or loss which was excluded from the assessment of hedge effectiveness.

NOTE 8—NOTE PAYABLE

        On September 22, 2006, the Company executed a line of credit with Nexity Bank to borrow up to $3,600,000. The entire principal balance of the note was due September 30, 2007. The interest rate on the note was a variable rate equal to the Wall Street Journal Prime Rate less 1%. The note was secured by a first real estate mortgage on the four properties that were acquired with the loan proceeds. At December 31, 2006, the Company had borrowed $3,478,000 on this line of credit. This line of credit was paid in full on January 12, 2007. The line of credit was not renewed when it expired on September 30, 2007.

NOTE 9—DEPOSITS

        At December 31, 2007, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)	Amount
Maturing In
2008	$138,211
2009	12,563
2010	701
2011	314
2012 and thereafter	213

Total	$152,002

        Overdrawn transaction accounts in the amount of $157,000 and $130,000 were classified as loans as of December 31, 2007 and 2006, respectively.

        Deposits by directors including their affiliates and executive officers totaled approximately $2,766,000 and $2,671,000 at December 31, 2007 and 2006, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 10—ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank consisted of the following:

		December 31,
	Interest Rate
(Dollars in thousands)		2007	2006
Advances maturing on:
March 11, 2008 (converted to fixed rate)	3.09%	$5,000	$5,000
December 8, 2008 (converted to fixed rate)	3.87%	1,700	1,700
March 1, 2010	5.92%	5,000	5,000
May 24, 2010	6.49%	4,600	4,600
October 15, 2010	4.59%	5,000	—
March 22, 2011	4.88%	5,000	5,000
January, 17, 2012 (converted to variable rate)	5.21%	5,000	5,000
July 23, 2012	3.81%	5,000	5,000
September 4, 2012	3.56%	—	2,090
September 4, 2012	4.42%	5,000	—
September 7, 2012	4.05%	1,000	—
January 30, 2013	3.36%	5,000	5,000
December 8, 2014	3.24%	5,000	5,000

Total		$52,300	$43,390

        Interest is payable quarterly. Initially all advances bear interest at a fixed rate; however, at a certain date for each of the advances, at the Federal Home Loan Bank's option, the rates can be converted to floating. Also on these dates the Federal Home Loan Bank has the option to call the advances. As of December 31, 2007, $6,700,000 were fixed rate credits; $26,000,000 were convertible advances; and $19,600,000 were adjustable rate credits.

        As of December 31, 2007, scheduled principal reductions include $6,700,000 in 2008, $14,600,000 in 2010, $5,000,000 in 2011, $16,000,000 in 2012, and $10,000,000 in the years thereafter.

        As collateral, the Company has pledged its portfolio of first mortgage one-to-four family residential loans aggregating $27,584,000 at December 31, 2007, as well as half of its commercial real estate loan portfolio, totaling $4,138,000 at December 31, 2007. Also, the Company has pledged half of its portfolio of HELOCS and second mortgage loans totaling $6,497,000, and its investment in Federal Home Loan Bank stock with a carrying value of $2,993,000. The Company also has pledged securities with a market value of $22,523,000 against its FHLB borrowings. The Company has $1,114,000 in excess with the Federal Home Loan Bank that is available if liquidity needs should arise.

        As discussed in Note 7, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate of the swap payable was 5.21% at December 31, 2007 and is based on the three month LIBOR index.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 11—JUNIOR SUBORDINATED DEBENTURES

        On December 21, 2004, HCSB Financial Trust I, (a non-consolidated subsidiary) issued $6.0 million floating rate trust preferred securities with a maturity of December 31, 2034. The rate is adjusted quarterly and was 7.34% at December 31, 2007. In accordance with the revised FIN 46, the trust has not been consolidated in these financial statements. The Company received from the Trust the $6.0 million proceeds from the issuance of the securities and the $186,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the trust as a $6,186,000 junior subordinated debenture. The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital. The debenture issuance costs, net of accumulated amortization, totaled $99,000 at December 31, 2007 and is included in other assets on the consolidated balance sheet. Amortization of debt issuance costs totaled $3,667 for each of the years ended December 31, 2007 and 2006.

        The Company invested $5,880,000 in the Company's wholly-owned subsidiary, Horry County State Bank. The remaining balance is being maintained by the Company to fund operations.

NOTE 12—LEASE COMMITMENTS

        On January 1, 2008, the Company renewed a lease agreement for land on which to operate its Tabor City branch. The lease has a five-year term that expires December 31, 2012. The Company has an option for nine additional five-year renewal periods thereafter. The lease has a rental amount of $1,000 per month through December 31, 2012. The lease gives the Company the first right of refusal to purchase the property at an unimproved value if the owners decide to sell. The Company also pays applicable property taxes on the property.

        On January 1, 2008, the Company entered into a lease agreement for a building located at 4720 Highway 17 Bypass South, Myrtle Beach, South Carolina 29577. This building is being used to operate a temporary bank location during a short period of construction and remodeling at our permanent Socastee branch location. The term of the lease is six months commencing February 1, 2008, and the monthly lease payments are $2,966.66.

        On April 23, 2007, the Company entered into an annual lease agreement for office space located at The Plaza at Gator Hole in North Myrtle Beach, South Carolina. The term of this lease is two years with an option to renew the lease for an additional three year term are $4,666.67. The leased premises are being used to operate a bank branch location.

        Expected future minimum lease payments as of December 31, 2007 are as follows:

(Dollars in thousands)	Amount
2008	86,363
2009	31,229
2010	12,563
2011	12,563
2012	12,563

Total	$155,281

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES

        In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2007, management was not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements. On January 1, 2008 the Company entered into two new lease agreements. The details for these leases are disclosed in Note 12—Lease Commitments.

NOTE 14—SHAREHOLDERS' EQUITY

         Stock Dividends—In January 2007, the Board of Directors declared a 2 for 1 stock split payable on February 13, 2007, to shareholders of record at January 30, 2007. As a result of the stock split in the form of a 100% stock dividend, 1,784,937 shares were issued. In January 2008, the Board of Directors declared a 3.0% stock dividend payable on February 15, 2008, to shareholders of record on February 5, 2008. As a result of the dividend, 106,114 shares were issued. All share and per share amounts have been adjusted to reflect these dividends.

         Restrictions on Dividends—South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to HCSB Financial Corporation and Subsidiary are payable only from the undivided profits of the Bank. At December 31, 2007, the Bank's undivided profits were $15,938,608. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 15—CAPITAL REQUIREMENTS

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

        The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets (as defined), which is known as the leverage ratio. Only the strongest

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 15—CAPITAL REQUIREMENTS (Continued)

institutions are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

        As of the most recent regulatory examination, the Bank was deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Company's or the Bank's categories.

        The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
The Company
Total capital (to risk-weighted assets)	$39,746	11.87%	$26,793	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	36,423	10.88%	13,396	4.00%	N/A	N/A
Tier 1 capital (to average assets)	36,423	9.45%	15,422	4.00%	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$39,634	11.00%	$28,828	8.00%	$36,035	10.00%
Tier 1 capital (to risk-weighted assets)	36,100	10.02%	14,414	4.00%	21,621	6.00%
Tier 1 capital (to average assets)	36,100	8.55%	16,883	4.00%	21,103	5.00%
December 31, 2006
The Company
Total capital (to risk-weighted assets)	$37,491	13.86%	$21,640	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	34,773	12.86%	10,820	4.00%	N/A	N/A
Tier 1 capital (to average assets)	34,773	10.07%	13,811	4.00%	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$36,603	13.74%	$21,310	8.00%	$26,637	10.00%
Tier 1 capital (to risk-weighted assets)	33,885	12.72%	10,655	4.00%	15,982	6.00%
Tier 1 capital (to average assets)	33,885	9.71%	13,956	4.00%	17,445	5.00%

NOTE 16—RETIREMENT AND BENEFITS

         Trusteed Retirement Savings Plan—The Bank has a trustee retirement savings plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to contribute up to 15% of their annual compensation. At its discretion, the Bank can make matching contributions up to 4% of the participants' compensation. The Company charged $183,000 and $153,000 to earnings for the retirement savings plan in 2007 and 2006, respectively.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 16—RETIREMENT AND BENEFITS (Continued)

         Directors Deferred Compensation Plan—The Company has a deferred compensation plan whereby directors may elect to defer the payment of their fees. Under the terms of the plan, the Company accrues an expense equal to the amount deferred plus an interest component based on the prime rate of interest at the beginning of each year. The Company has also purchased life insurance contracts on each of the participating directors. At December 31, 2007 and 2006, $787,000 and $645,000, respectively, of directors' fees were deferred and are included in other liabilities.

         Performance Compensation for Incentive Plan—The Company implemented an employee bonus program in 2003 which it refers to as its Performance Compensation Plan. The plan pays employees based on a schedule of key performance indicators they are required to meet in order to be rewarded. The plan accrues for its employee bonuses based on a percentage of each employee's annual salary. The plan has a fiscal year ending on December 31, and pays out on January 30 of the following year. The Company charged $167,000 and $88,000 to earnings for the stakeholder plan in 2007 and 2006, respectively.

NOTE 17—EARNINGS PER SHARE

        Earnings per share—basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share—diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. All share amounts have been adjusted for stock splits and dividends.

	Years ended December 31,
(Dollars in thousands, except per share amounts)	2007	2006
Basic earnings per share:
Net income available to common shareholders	$2,040	$2,805

Average common shares outstanding—basic	3,677,467	3,648,335

Basic earnings per share	$0.55	$0.77

Diluted earnings per share:
Net income available to common shareholders	$2,040	$2,805
Average common shares outstanding—basic	3,677,467	3,542,073
Incremental shares from assumed conversion of stock options and restricted stock awards	27,467	16,243

Average common shares outstanding—diluted	3,704,934	3,665,065

Diluted earnings per share	$0.55	$0.77

NOTE 18—STOCK COMPENSATION PLAN

        In 2004, upon shareholder approval, the Company adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the "Stock Plan"). The Stock Plan authorizes the grant of options and awards of restricted stock to certain of our employees for up to 400,000 shares of the Company's

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 18—STOCK COMPENSATION PLAN (Continued)

common stock from time to time during the term of the Stock Plan, subject to adjustments upon change in capitalization. The Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company.

        Options granted under the Stock Plan are incentive stock options, and they are vested over a five year period with none vesting at the time of the grant. All unexercised incentive stock options expire ten years after the date of the grant. A summary of the Company's incentive stock options as of December 31, 2007 and 2006 is as follows (with adjustments for the 3% stock dividend and the 2-for1stock split for each period):

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	85,272	$14.49	89,427	$13.94
Granted	—		—	—
Exercised	(1,986)	13.86	—	—
Forfeited	—		(4,155)	14.10

Outstanding at end of year	83,286	$14.40	85,272	$14.49

        The Company had no options exercised during 2006.

        Restricted stock awards included in the Stock Plan vest after the first three consecutive periods during which the Bank's return on average assets (ROAA) averages 1.15%. At December 31, 2007 and 2006, none of the restricted stock had vested; therefore, no compensation expense related to the vesting was recognized. All ungranted restricted stock awards expire. A summary of the Company's unrestricted stock awards as of December 31, 2007 and 2006 is as follows (with adjustments for3% stock dividend and the 2-for-1 stock split for each period):

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	47,584	$14.94	51,739	$14.00
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	(4,155)	14.54

Outstanding at end of year	47,584	$14.85	47,584	14.94

        The following table summarizes information about stock options outstanding under the Company's plans at December 31, 2007 (with adjustments for the 2-for-1 stock split for the two periods):

	Outstanding	Exercisable
Number of options	128,764	40,301
Weighted average remaining life	5 years	2 years
Weighted average exercise price	$14.85	$14.85

        The aggregate intrinsic value of shares outstanding at December 31, 2007 was $1,436,000.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 18—STOCK COMPENSATION PLAN (Continued)

        The Company measures the fair value of each option award on the date of grant using the Black-Scholes option-pricing model. The Company determines the assumptions used in the Black-Scholes option pricing model as follows: the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; the dividend yield is based on the Company's dividend yield at the time of the grant (subject to adjustment if the dividend yield on the grant date is not expected to approximate the dividend yield over the expected life of the options); the volatility factor is based on the historical volatility of the Company's stock (subject to adjustment if historical volatility is reasonably expected to differ from the past); the weighted-average expected life is based on the historical behavior of employees related to exercises, forfeitures and cancellations.

        There were no stock options granted in 2007 or 2006. The Company received $29,000 as a result of stock option exercises during the year ended December 31, 2007. In accordance with Statement 123(R), this benefit is included as a financing activity in the accompanying Statements of Cash Flows.

        A summary of the status of the nonvested shares as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2007	38,911	$18.88
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2007	38,911	$19.77

        As of December 31, 2007, there was $113,908 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 3.0 years. The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $417,018 and $319,226, respectively.

NOTE 19—OTHER EXPENSES

        Other expenses are summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Stationery, printing, and postage	$477	$363
Telephone	232	199
Director and advisory fees	141	154
Insurance	67	130
ATM services	116	101
Courier services	194	126
Other	1,347	1,087

Total	$2,574	$2,160

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 20—INCOME TAXES

        Income tax expense is summarized as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Currently payable:
Federal	$1,021	$913
State	83	145

Total current	1,104	1,058

Deferred income taxes	194	310

Income tax expense	$1,298	$1,368

Income tax expense is allocated as follows:
To continuing operations	$1,052	$1,287
To shareholders' equity	246	81

Total	$1,298	$1,368

        The components of the net deferred tax asset are as follows:

	December 31,
(Dollars in thousands)	2007	2006
Deferred tax assets:
Allowance for loan losses	$939	$690
Net capitalized loan costs	168	146
State net operating loss	59	42
Deferred directors' fees	267	219
Valuation Allowance	(59)	—
Nonaccruing interest	95	60
Net unrealized loss on securities available-for-sale	3	249
Other	24	12

Total deferred tax assets	1,496	1,418

Deferred tax liabilities:
Accumulated depreciation	698	640
Gain on sale of real estate	73	73
Prepaid expenses	100	62

Total deferred tax liabilities	871	775

Net deferred tax asset	$625	$643

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 20—INCOME TAXES (Continued)

        Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2007 and 2006 will be realized and, accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

        A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rates of 34% to income before income taxes follows:

	Years ended December 31,
(Dollars in thousands)	2007	2006
Tax expense at statutory rate	$1,051	$1,391
State income tax, net of federal income tax benefit	55	95
Tax-exempt interest income	(105)	(98)
Stock compensation expense	50	50
Other	1	(151)

Income tax provision	$1,052	$1,287

NOTE 21—UNUSED LINES OF CREDIT

        As of December 31, 2007, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $25,800,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company may also utilize its unpledged securities, which totaled $2,644,000 at December 31, 2007, if liquidity needs should arise.

NOTE 22—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments, and other factors.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments:

         Cash and Due from Banks—The carrying amount is a reasonable estimate of fair value.

         Federal Funds Sold and Purchased—Federal funds sold and purchased are for a term of one day and the carrying amount approximates the fair value.

         Time Deposits with Other Banks—Time deposits with other banks have a term less than 90 days and the carrying amount approximates the fair value.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 22—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         Investment Securities Available-for-Sale—For securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

         Nonmarketable Equity Securities—The carrying amount is a reasonable estimate of fair value since no ready market exists for these securities.

         Loans Held-for-Sale—Fair values of mortgage loans held for sale are based on commitments on hand from investors or market prices.

         Loans Receivable—For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

         Deposits—The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

         Advances from the Federal Home Loan Bank—For the portion of borrowings immediately callable, fair value is based on the carrying amount. The fair value of the portion maturing at a later date is estimated using a discounted cash flow calculation that applies the interest rate of the immediately callable portion to the portion maturing at the future date.

         Junior Subordinated Debentures—The carrying value of junior subordinated debentures is a reasonable estimate of fair value since the debentures were issued at a floating rate.

         Note Payable—The fair value of the note payable approximates its carrying value because it reprices periodically.

         Accrued Interest Receivable and Payable—The carrying value of these instruments is a reasonable estimate of fair value.

         Commitments to Extend Credit and Standby Letters of Credit—The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis and include no unusual credit risks.

         Interest Rate Swaps—Fair values are based on the present value of future cash flows based on the interest rate spread between the fixed rate and the floating rate.

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 22—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The carrying values and estimated fair values of the Company's financial instruments were as follows:

	December 31,
	2007		2006
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$7,958	$7,958	$9,463	$9,463
Federal funds sold	3,655	3,655	19,238	19,238
Investment securities available-for-sale	49,609	49,609	50,830	50,830
Nonmarketable equity securities	3,327	3,327	2,948	2,948
Loans and loans held-for-sale	354,214	353,194	256,800	253,146
Accrued interest receivable	3,473	3,473	2,880	2,880
Other assets - interest rate swaps	339	339	788	788
Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$188,849	$188,849	$169,210	$169,210
Certificates of deposit	152,002	151,278	105,941	106,124
Repurchase agreements	5,000	5,000
Advances from the Federal Home Loan Bank	52,300	52,395	43,390	42,006
Notes Payable	—	—	3,478	3,478
Junior subordinated debentures	6,186	6,186	6,186	6,186
Accrued interest payable	982	982	772	772
Other liabilities—interest rate swaps	339	339	788	788

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance Sheet Financial
Instruments:
Commitments to extend credit	$66,575	N/A	$37,852	N/A
Standby letters of credit	761	N/A	814	N/A
Interest rate swaps	14,600	339	14,600	788

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 23—HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY)

        Presented below are the condensed financial statements for HCSB Financial Corporation and Subsidiary (Parent Company Only).

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
Assets
Cash	$16	$183
Investment in banking subsidiary	36,095	33,462
Investment in trust	186	186
Nonmarketable equity securities	25	25
Premises, furniture, and equipment, net	—	3,529
Other assets	867	661

Total assets	$37,189	$38,046

Liabilities and shareholders' equity
Interest payable-notes payable	$—	$11
Interest payable-junior subordinated debentures	20	21
Notes payable	—	3,478
Junior subordinated debentures	6,186	6,186

Total liabilities	6,206	9,696

Shareholders' equity	30,983	28,350

Total liabilities and shareholder's equity	$37,189	$38,046

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 23—HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) (Continued)

Condensed Statements of Income

	Years ended December 31,
(Dollars in thousands)	2007	2006
Income
Dividends from banking subsidiary	$239	$—
Dividend from trust preferred securities	15	14
Other Income	—	2

	254	16
Expenses
Interest expense on notes payable	8	27
Interest expense on junior subordinated debentures	490	465
Other expenses	183	200

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(427)	(676)
Income tax benefit	(252)	(269)
Equity in undistributed earnings of banking subsidiary	2,215	3,212

Net income	$2,040	$2,805

HCSB FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

NOTE 23—HCSB FINANCIAL CORPORATION (PARENT COMPANY ONLY) (Continued)

Condensed Statements of Cash Flows

	Years ended December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$2,040	$2,805
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(2,215)	(3,212)
Increase in other assets	(206)	(309)
Increase in other liabilities	(12)	14
Stock compensation expense	147	147

Net cash used by operating activities	(246)	(555)

Cash flows from investing activities:
Purchase of land and building	—	(3,528)
Proceeds from sale of land and building	3,529	—

Net cash provided (used) from investing activities	3,529	(3,528)

Cash flows from financing activities:
Proceeds from stock issuance	28	—
Proceeds from notes payable	(3,478)	3,478
Cash paid for fractional shares	—	(44)

Net cash provided (used) by financing activities	(3,450)	3,434

Increase (decrease) in cash	(167)	(649)
Cash and cash equivalents, beginning of year	183	832

Cash and cash equivalents, end of year	$16	$183

APPENDIX E

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

INTRODUCTION

        The following discussion describes our results of operations for 2007 as compared to 2006 and also analyzes our financial condition as of December 31, 2007 as compared to December 31, 2006. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds. In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

        We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2007, 2006, and 2005 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an "Interest Rate Sensitivity Analysis" table to help explain this. Finally, we have included a number of tables that provide details about our investment securities, our loans, and our deposits and other borrowings.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the Loan Portfolio section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

        In addition to earning interest on our loans and investments, we earn income through fees that we charge to our customers. Likewise, we incur other operating expenses as well. We describe the various components of this noninterest income, as well as our noninterest expense, in the Other Income and Other Expense section.

GENERAL

        The Company continued to grow throughout 2007. Total assets increased by $78,816,000, or 21.92%, and net loans increased by $96,822,000, or 38.44%. Much of this growth is attributable to the success of our branch network, especially the office in Myrtle Beach and North Myrtle Beach, and the employment of additional lenders and other personnel who were seeking to change employment from Coastal Federal Bank as a result of that bank's decision to be merged into BB&T.

        Profitability declined in 2007 by 27.27%, from $2,805,000 in 2006 to $2,040,000 in 2007, primarily as a result of an increase in salaries and employee benefits from employment of additional personnel and the expenses associated with opening new branches. The growth of the loan portfolio resulted in a loan to deposit ratio of 103.33%. The Company will need to attract additional deposits, borrow more money, or a combination of the two to continue expansion of the loan portfolio. A more detailed discussion of the factors contributing to growth and challenges is presented below.

RESULTS OF OPERATIONS

        The Company experienced an increase of $4,858,000, or 23.79%, in interest income on loans and related fees for the year ended December 31, 2007. Because of the increase in growth in interest-bearing deposits, total interest expense increased $3,108,000, or 27.96%, to $14,222,000. Although net interest income increased significantly during 2007, the Company also experienced a significant increase in noninterest expense. The primary factor contributing to the increase of noninterest expense was salaries and employee benefits, which increased $1,687,000, or 28.11%, from $6,002,000 for the year ended December 31, 2006. This increase was primarily the result of the employment of additional lenders and other personnel who we believe will contribute to the Bank's future growth and success. Overall, the Company had net income for the year ended December 31, 2007 of $2,040,000, compared to $2,805,000 for the year ended December 31, 2006. This represents a decrease in net income of $765,000, or 27.27%.

ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

        During the twelve months ended December 31, 2007, total assets increased $78,816,000, or 21.92%, when compared to December 31, 2006. The primary reason for the increase in total assets was an increase in net loans of $96,822,000, or 38.44%, during 2007 from $251,849,000 at December 31, 2006. Total deposits increased $65,700,000, or 23.88%, from the December 31, 2006 amount of $275,151,000. Within the deposit area, interest-bearing deposits increased $59,721,000, or 24.01%, and noninterest-bearing deposits increased $5,979,000, or 22.62%, during 2007. The increase in deposits was primarily due to the increase in our time deposits which increased $46,061,000, or 43.48%, from $105,941,000 at December 31, 2006 to $152,002,000 at December 31, 2007.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

        The Company has sought to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table presents the percentage relationships of significant components of the Company's average balance sheets for the last three fiscal years.

Balance Sheet Categories as a Percent of Average Total Assets

	2007	2006	2005
Assets:
Interest earning assets:
Federal funds sold	2.83%	5.86%	6.67%
Time deposits with other banks	—	—	0.06
Investment securities	13.48	14.36	13.84
Loans	76.86	71.72	70.87

Total interest earning assets	93.17	91.94	91.44
Cash and due from banks	2.00	3.06	3.79
Allowance for loan losses	(0.78)	(0.77)	(0.73)
Premises and equipment	3.84	3.75	3.51
Other assets	1.77	2.02	1.99

Total assets	100.00%	100.00%	100.00%

	2007	2006	2005
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Interest-bearing deposits	70.08%	68.82%	68.17%
Federal funds purchased	0.09	—	—
Advances from the Federal Home Loan Bank	11.59	12.57	13.57
Notes Payable	0.43	0.25	—
Debt due to trust	1.57	1.79	1.94

Total interest-bearing liabilities	83.76	83.43	83.68
Noninterest-bearing deposits	8.00	7.94	7.95
Accrued interest and other liabilities	0.78	0.87	0.71

Total liabilities	92.54	92.24	92.34
Shareholders' equity	7.46	7.76	7.66

Total liabilities and shareholders' equity	100.00%	100.00%	100.00%

NET INTEREST INCOME

        Earnings are dependent to a large degree on net interest income. Net interest income represents the difference between gross interest earned on earning assets, primarily loans and investment securities, and interest paid on deposits and borrowed funds. Net interest income is affected by the interest rates earned or paid and by volume changes in loans, investment securities, deposits, and borrowed funds. The interest rate spread and the net yield on earning assets are two significant elements in analyzing the Company's net interest income. The interest rate spread is the difference between the yield on average earning assets and the rate on average interest-bearing liabilities. The net yield on earning assets is computed by dividing net interest income by the average earning assets.

        For the year ended December 31, 2007, net interest income was $14,314,000, an increase of $1,748,000, or 13.91%, over net interest income of $12,566,000 in 2006. Interest income from loans, including fees, was $25,275,000, an increase of $4,858,000, or 23.79%, from 2006 to 2007 as employment of additional lenders resulted in an increase in loans. Interest expense for the year ended December 31, 2007 was $14,222,000, compared to $11,114,000 for 2006. This represents a increase of $3,108,000, or 27.96%, compared to the prior year. The interest rate spread and net yield on earning assets reflected the pressure created by the higher interest rate environment when compared to the previous year as our customers began to move more of their money out of interest-bearing demand deposits into time deposit accounts, which increased $46,061,000, or 43.48%, throughout 2007. Our time deposit accounts have become very attractive to our customers in the current interest rate environment. The net yield realized on earning assets was 3.90% for 2007, compared to 3.96% in 2006. The interest rate spread was 3.46% and 3.60% in 2007 and 2006, respectively.

        The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the interest rate spread, and the net yield on earning assets. The table also indicates the average daily balance and the interest income or expense by specific categories.

Average Balances, Income and Expenses, and Rates

	2007			2006			2005
Year ended December 31, (Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning Assets:
Securities, taxable	$42,538	2,212	5.20%	$39,395	$1,869	4.74%	$35,499	$1,391	3.92%
Securities, nontaxable	7,571	290	3.83	7,273	274	3.77	5,897	225	3.82
Loans(1)	302,965	25,275	8.34	247,614	20,417	8.25	226,528	16,743	7.39
Federal funds sold	11,161	586	5.25	20,230	964	4.77	21,330	694	3.25
Time deposits with other banks	—	—	—	—	—	—	183	4	2.19
Nonmarketable equity securities	3,035	173	5.70	2,933	156	5.32	2,830	107	3.78

Total earning assets	367,270	$28,536	7.77%	317,445	$23,680	7.46%	292,267	$19,164	6.56%

Cash and due from banks	7,869			10,572			12,113
Allowance for loan losses	(3,069)			(2,673)			(2,328)
Premises and equipment	15,157			12,966			11,224
Other assets	6,962			6,961			6,356

Total assets	$394,189			$345,271			$319,632

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing deposits	$276,269	11,268	4.08%	$237,599	$8,391	3.53%	$217,905	$5,271	2.42%
Other borrowings	53,925	2,954	5.48	50,446	2,723	5.40	49,576	2,185	4.41

Total interest-bearing liabilities	330,194	14,222	4.31%	288,045	11,114	3.86%	267,481	7,456	2.79%

Noninterest-bearing deposits	31,545			27,415			25,402
Accrued interest and other liabilities	3,060			3,006			2,265
Shareholders' equity	29,390			26,805			24,484

Total liabilities and shareholders' equity	$394,189			$345,271			$319,632

Net interest income/spread		$14,314	3.46%		$12,566	3.60%		$11,708	3.77%

Net interest margin			3.90%			3.96%			4.01%

(1)
The effects of loans in nonaccrual status and fees collected are not significant to the computations.

RATE/VOLUME ANALYSIS

        Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume), and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

	2007 compared to 2006 Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate(1)	Volume/Rate	Total
Interest income:
Taxable securities	$149	$180	$14	$343
Nontaxable securities	11	5	—	16
Loans	4,564	240	54	4,858
Federal funds sold	(432)	98	(44)	(378)
Time deposits with other banks
Nonmarketable equity securities	6	11	—	17

Total interest income	4,298	534	24	4,856

Interest expense:
Interest-bearing deposits	1,366	1,300	211	2,877
Other borrowings	188	40	3	231

Total interest expense	1,554	1,340	214	3,108

Net interest income	$2,744	$(806)	$(190)	$1,748

	2006 compared to 2005 Due to increase (decrease) in
(Dollars in thousands)	Volume(1)	Rate(1)	Volume/Rate	Total
Interest income:
Taxable securities	$153	$293	$32	$478
Nontaxable securities	53	(3)	(1)	49
Loans	1,558	1,935	181	3,674
Federal funds sold	(36)	323	(17)	270
Time deposits with other banks	(4)	—	—	(4)
Nonmarketable equity securities	4	43	2	49

Total interest income	1,728	2,591	197	4,516

Interest expense:
Interest-bearing deposits	476	2,424	219	3,119
Other borrowings	38	491	9	538

Total interest expense	514	2,915	228	3,657

Net interest income	$1,214	$(324)	$(31)	$859

(1)
Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

RATE SENSITIVITY

        Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 2007 and 2006. However, fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the Company's interest rate sensitivity position. A rate-sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance exists between rate-sensitive assets and rate-sensitive liabilities, market interest rate fluctuations should not have a significant impact on liquidity and earnings. The larger the imbalance, the greater the interest rate risk assumed and the greater the positive or negative impact of interest fluctuations on liquidity and earnings.

        Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of repricing characteristics of interest-earning assets and interest-bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The following table, "Interest Rate Sensitivity Analysis," indicates that, on a cumulative basis, after three through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a twelve-month liability sensitive position. For a bank with a liability-sensitive position, or negative gap, falling interest rates would generally be expected to have a positive effect on net interest income, and rising interest rates would generally be expected to have the opposite effect. The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2007 and may not be indicative of the Company's rate-sensitivity position at other points in time:

Interest Rate Sensitivity Analysis

December 31, 2007 (Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non-Sensitive	Total
Assets
Interest-earning assets
Federal fund sold	$3,655	$—	$—	$3,655	$—	$3,655
Loans	172,640	8,227	38,341	219,208	135,006	354,214
Securities	—	—	187	187	52,749	52,936

Total earning assets	176,295	8,227	38,528	223,050	187,755	410,805

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	43,299	—	—	43,299	—	43,299
Savings deposits	113,143	—	—	113,143	—	113,143
Time deposits	13,969	47,571	76,671	138,211	13,791	152,002

Total interest-bearing deposits	170,411	47,571	76,671	294,653	13,791	308,444
Other borrowings	15,000	24,600	7,700	47,300	10,000	57,300
Junior subordinated debentures	—	6,186	—	6,186	—	6,186

Total interest-bearing liabilities	185,411	78,357	84,371	348,139	23,791	371,930

Period gap	$(9,116)	$(70,130)	$(45,843)	$(125,089)	$163,964

Cumulative gap	$(9,116)	$(79,246)	$(125,089)	$(125,089)	$38,875

Ratio of cumulative gap to total earning assets	(2.22)%	(19.29)%	(30.45)%	(30.45)%	9.46%

PROVISION FOR LOAN LOSSES

        The provision for loan losses is charged to earnings based upon management's evaluation of specific loans in its portfolio and general economic conditions and trends in the marketplace. The 2007 and 2006 provisions for loan losses and their related effect of increasing the allowance for loan losses are related to growth in the loan portfolio. Please refer to the section "Loan Portfolio" for a discussion of management's evaluation of the adequacy of the allowances for loan losses. In 2007 and 2006, the provisions for loan losses were $985,000 and $770,000, respectively.

NONINTEREST INCOME

        Noninterest income was $2,696,000 for the year ended December 31, 2007, an increase of $92,000, or 3.53%, when compared with the year ended December 31, 2006. The increase is primarily a result of fee income of $628,000 from residential mortgage loans sold in the secondary market for the year ended December 31, 2007 as compared to $542,000 for the same period in 2006, an increase of $86,000, or 15.87%. This trend may continue as the Bank expands its branch network, but it could be negatively affected by the recent general downturn in the local housing market. This increase in noninterest income is also a result of an increase of $26,000, or 9.00%, in brokerage commissions related to the sale of non-deposit investment products from $289,000 for the year ended December 31, 2006 to $315,000 for the year ended December 31, 2007. In addition, service charges on deposit accounts increased $18,000, or 1.26%, from $1,429,000 for the year ended December 31, 2006 to $1,447,000 for the year ended December 31, 2007. Also, other fees and commissions increased $57,000, or 27.67%, from $206,000 for the year ended December 31, 2006 to $263,000 for the year ended December 31, 2007. We incurred a loss of $92,000 from the sale of several securities available-for-sale early in the year ended December 31, 2007, but we were able to recoup this loss during the year in additional interest income earned on new securities, which we purchased at higher yields.

NONINTEREST EXPENSES

        Most categories of noninterest expenses increased during 2007 due to continued growth of the Company. Salaries and employee benefits increased $1,687,000, or 28.11%, due to the employment of additional lenders and other personnel needed for the continued growth and success of the Bank. Also, marketing and advertising expenses increased $125,000, or 34.15%, from $366,000 for the year ended December 31, 2006 to $491,000 for the year ended December 31, 2007. In addition, furniture and equipment expenses also increased $188,000, due mainly to the opening of a new branch in the North Myrtle Beach area in June, 2007 and a new branch in the Conway area in November, 2007. Other operating expenses were $2,574,000 for the year ended December 31, 2007, compared to $2,160,000 for the year ended December 31, 2006.

INCOME TAXES

        The Company's income tax expense for 2007 was $1,052,000, a decrease of $235,000 from the 2006 expense of $1,287,000. The decrease in the expense results from the decrease in income before taxes in 2007 compared to 2006. The Company's effective tax rates for the years ended December 31, 2007 and 2006 were 34.02% and 31.45%, respectively.

LIQUIDITY

        Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. The Company manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and federal funds sold are the Company's primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. The investment securities portfolio is the Company's principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions. Individual and commercial deposits are the Company's primary source of funds for credit activities. Although not historically used as principal sources of liquidity, federal funds purchased from correspondent banks and advances from the Federal Home Loan Bank are other options available to management.

        As of December 31, 2007, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $25,800,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. Unpledged securities available-for-sale, which totaled $2,644,000 at December 31, 2007, also serve as a ready source of liquidity. Management believes that the Company's liquidity sources are adequate to meet its operating needs. The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 87.11% and 77.56% at December 31, 2007 and 2006, respectively.

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. Management believes that through various sources of liquidity, the Company has the necessary resources to meet obligations arising from these financial instruments.

        The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as for on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties, as well as liquid assets such as time deposit accounts, brokerage accounts, and cash value of life insurance.

        The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, which it believes could result in liquidity needs or other commitments or that could significantly impact earnings.

        As of December 31, 2007, commitments to extend credit totaled $66,575,000 and standby letters of credit totaled $761,000.

        The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2007.

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$1,363	$6,886	$30,249	$38,498	$28,077	$66,575
Standby letters of credit	—	114	645	759	2	761

Totals	$1,363	$7,000	$30,894	$39,257	$28,079	$67,336

        The Company entered into interest rate swap agreements associated with Federal Home Loan Bank advances during the third quarter of 2003. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in this transaction totaled $14,600,000. The unrealized loss related to the interest rate swaps was $339,000 at December 31, 2007 and a cumulative negative effect of $89,453 to earnings. The Company believes that the hedging of such debt was very effective as management protected against further declines in interest rates as well as a continuation of interest rates at or near their low levels at the time the transaction was consummated.

IMPACT OF INFLATION AND CHANGING PRICES

        The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

        While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other unless the Company is in a high liability sensitive position. Also, general increases in the price of goods and services will result in increased operating expenses.

CAPITAL RESOURCES

        The Company uses several indicators of capital strength. The most commonly used measure is average common equity to average assets, which was 7.46% in 2007 compared to 7.76% in 2006. The change in this ratio reflects an increase in the Company's assets and a decrease in earnings in 2007 as compared to 2006.

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Federal Reserve guidelines contain an exemption from the capital requirements for "small bank holding companies" which in 2006 were amended to cover most bank holding companies with less than $500 million in total assets that do not have a material amount of debt or equity securities outstanding registered with the SEC. Although our class of common stock is registered under Section 12 of the Securities Exchange Act, we believe that because our stock is not listed on any exchange or otherwise actively traded, the Federal Reserve Board will interpret its new guidelines to mean that we qualify as a small bank holding company. Nevertheless, our Company remains subject to these capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Regardless, our Company is "well capitalized" under these minimum capital requirements as set per bank regulatory agencies.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

        The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

        As of December 31, 2007, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

        The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2007, 2006, and 2005 as set forth in the following tables.

December 31, (Dollars in thousands)	2007	2006	2005
The Company
Tier 1 capital	$36,423	$34,773	$31,855
Tier 2 capital	3,323	2,718	2,569

Total qualifying capital	$39,746	$37,491	$34,424

Risk-adjusted total assets (including off-balance-sheet exposures)	$361,051	$270,498	$249,307

Tier 1 risk-based capital ratio	10.88%	12.86%	12.78%
Total risk-based capital ratio	11.87%	13.86%	13.81%
Tier 1 leverage ratio	9.45%	10.07%	9.61%
The Bank
Tier 1 capital	$36,100	$33,885	$30,664
Tier 2 capital	3,534	2,718	2,569

Total qualifying capital	$39,634	$36,603	$33,233

Risk-adjusted total assets (including off-balance-sheet exposures)	$360,346	$266,373	$248,743

Tier 1 risk-based capital ratio	10.02%	12.72%	12.33%
Total risk-based capital ratio	11.00%	13.74%	13.36%
Tier 1 leverage ratio	8.55%	9.71%	9.25%

        The Company does not expect to pay cash dividends to shareholders during 2008.

INVESTMENT PORTFOLIO

        Management classifies investment securities as either held-to-maturity or available-for-sale based on their intentions and the Company's ability to hold them until maturity. In determining such classifications, securities that management has the positive intent and the Company has the ability to hold until maturity are classified as held-to-maturity and carried at amortized cost. All other securities are designated as available-for-sale and carried at estimated fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis. As of December 31, 2007 and 2006, all securities were classified as available-for-sale.

        The following tables summarize the carrying value of investment securities as of the indicated dates and the weighted-average yields of those securities at December 31, 2007.

Investment Securities Portfolio Composition

December 31, (Dollars in thousands)	2007	2006	2005
Government-Sponsored Enterprises	$20,447	$19,092	$8,437
Obligations of state and local governments	7,730	7,435	5,734
Mortgage-backed securities	21,432	23,449	23,242
Equity securities available-for-sale	—	854	820
Nonmarketable equity securities	3,327	2,948	2,867

Total securities	$52,936	$53,778	$41,100

Investment Securities Portfolio Maturity Schedule

	Available-for-Sale
December 31, 2007 (Dollars in thousands)	Carrying Amount	Yield
Government-Sponsored Enterprises due:
After one year but within five years	1,591	5.650%
After five years but within ten years	6,318	5.710%
After ten years	12,538	5.538%
Obligations of states and local governments due:
Less than one year	187	3.052%
After one year but within five years	1,474	3.944%
After five years but within ten years	4,150	4.024%
After ten years	1,919	3.681%

	7,730	3.900%

Mortgage-backed securities	19,660	5.037%
Collateralized Mortgage Obligation (CMOs)	1,772	5.289%
Equities available-for-sale	—	—

	$49,609	5.102%

LOAN PORTFOLIO

        Management believes the loan portfolio is adequately diversified. There are no foreign loans, and agricultural loans as of December 31, 2007 are limited. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

        The Company has experienced continued growth of its loan portfolio throughout 2007 and 2006, resulting in increases of $97,639,000 and $19,489,000, respectively. Management has concentrated on maintaining quality in the loan portfolio. The loan-to-deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan-to-deposit ratio is indicative of higher interest income since loans typically yield a higher return than other interest-earning assets. The loan-to-deposit ratios were 103.33% and 92.52% at December 31, 2007 and 2006, respectively. The loans-to-total borrowed funds ratio was 87.11% and 77.56% at December 31, 2007 and 2006, respectively. Management intends to deploy available funds to loans to the extent it deems prudent to achieve its targeted ratio of loans to deposits; however, there can be no assurance that management will be able to execute its strategy or that loan demand will continue to support growth.

Loan Portfolio Composition

December 31, (Dollars in thousands)	2007	2006	2005	2004	2003
Real estate—construction and land development	$59,084	$28,124	$18,686	$8,026	$13,845
Real estate—mortgage and commercial	201,448	147,156	133,527	110,584	89,801
Agricultural	7,221	6,099	5,141	6,136	6,891
Commercial and industrial	64,019	54,313	55,909	62,991	48,479
Consumer	18,535	18,267	21,168	22,881	27,325
All other loans (including overdrafts)	1,899	608	647	2,186	5,488

Total gross loans	$352,206	$254,567	$235,078	$212,804	$191,829

Credit Risk Management

        Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves the processes of loan underwriting and loan administration. The Company seeks to manage credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Horry and Marion Counties in South Carolina and Columbus and Brunswick Counties in North Carolina. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company's loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company seeks to manage risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

        The Company's loan officers and loan administration staff are charged with monitoring the Company's loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in the Company's loan portfolio, several credit risk identification and monitoring processes are utilized. The Company assesses credit risk initially through the assignment of a risk grade to each loan based upon an assessment of the borrower's financial capacity to service the debt and the presence and value of any collateral.

        Credit grading is adjusted during the life of the loan to reflect economic and individual changes having an impact on the borrowers' abilities to honor the terms of their commitments. Management uses the risk grades as a tool for identifying known and inherent losses in the loan portfolio and for determining the adequacy of the allowance for loan losses.

Maturities and Sensitivity of Loans to Changes in Interest Rates:

        The following table summarizes the loan maturity distribution, by type, at December 31, 2007 and related interest rate characteristics:

December 31, 2007 (Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate—construction and land development	$33,560	$23,854	$1,670	$59,084
Real estate—other	68,527	85,235	47,686	201,448
Agricultural	2,487	2,789	1,945	7,221
Commercial and industrial	33,229	24,324	6,466	64,019
Consumer	5,994	11,675	866	18,535
All other loans (including overdrafts)	841	604	454	1,899

	$144,638	$148,481	$59,087	$352,206

Loans maturing after one year with:
Fixed interest rates				$133,946
Floating interest rates				73,623

				$207,569

Risk Elements

        Loans are defined as impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent.

        Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected.

        The following table sets forth our nonperforming assets for the dates indicated.

Nonperforming Assets (Dollars in thousands)	2007	2006	2005	2004	2003
Nonaccrual loans (includes impaired loans)	$2,696	$760	$2,044	$4,295	$1,641
Restricted	—	—	—	—	—

Total nonperforming loans	2,696	760	2,044	4,295	1,641
Other real estate owned	338	95	485	964	390

Total nonperforming assets	$3,034	$855	$2,529	$5,259	$2,031

Loans 90 days or more past due and still accruing interest	$—	$1,714	$843	$378	$2,315
Nonperforming assets to period end loans	0.86%	0.33%	1.08%	2.47%	1.06%

        For loans to be in excess of 90 days delinquent and still accruing interest, the borrowers must be either remitting payments although not able to get current, liquidation on loans deemed to be well secured must be near completion, or the Company must have a reason to believe that correction of the delinquency status by the borrower is near. The amount of both nonaccrual loans and loans past due 90 days or more were considered in computing the allowance for loan losses as of December 31, 2007. During the year 2007 management made the decision to place all loans which are in excess of 90 days delinquent on nonaccrual status. If the borrower is able to bring the account current, the loan is then placed back on regular accrual status. This decision resulted in an increase in the ratio of nonperforming assets to period end loans as of December 31, 2006, although the ratio of loans in excess of 90 days delinquent to total loans actually declined on December 31, 2007 as compared to December 31, 2006. Management does not expect to incur significant losses from the nonperforming loans. Management expects that future nonaccrual loan balances should more closely mirror the balances as of December 31, 2007.

Summary of Loan Loss Experience

(Dollars in thousands)	2007	2006	2005	2004	2003
Total loans outstanding at end of period	$354,214	$256,800	$235,669	$212,808	$192,304

Average loans outstanding	$302,965	$247,614	$226,528	$211,028	$182,445

Balance of allowance for loan losses at beginning of period	$2,718	$2,569	$2,155	$1,774	$1,452

Charge-offs:
Real estate	—	4	122	354	27
Commercial	54	418	382	286	368
Consumer and credit card	165	289	287	328	175

Total charge-offs	219	711	791	968	570
Recoveries of loans previous charged-off	51	90	135	64	35

Net charge-offs	168	621	656	904	535

Provision charged to operations	985	770	1,070	1,285	857

Balance of allowance for loan losses at end of period	$3,535	$2,718	$2,569	$2,155	$1,774

(Dollars in thousands)	2007	2006	2005	2004	2003
Ratios:
Net charge-offs to average loans outstanding	0.06%	0.25%	0.29%	0.43%	0.30%
Net charge-offs to loans at end of year	0.05%	0.24%	0.28%	0.42%	0.28%
Allowance for loan losses to average loans	1.17%	1.10%	1.13%	1.02%	0.97%
Allowance for loan losses to loans at end of year	1.00%	1.06%	1.09%	1.01%	0.92%
Net charge-offs to allowance for loan losses	4.75%	22.85%	25.54%	41.95%	30.16%
Net charge-offs to provisions for loan losses	17.06%	80.65%	61.31%	70.35%	62.43%

        Management has established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management does not allocate specific percentages of our allowance for loan losses to the various categories of loans but evaluates the adequacy on an overall portfolio basis utilizing several factors. The primary factor considered is the credit risk grading system, which is applied to each loan. The amount of both nonaccrual loans and loans past due 90 days or more is also considered. The historical loan loss experience, the size of our lending portfolio, and current and anticipated economic conditions is also considered in determining the provision for loan losses. The amount of the allowance is adjusted periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

        Management regularly monitors past due and classified loans. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period. At December 31, 2007 and 2006, management considers the allowances for loan losses adequate based on its judgments, evaluations, and analysis of the loan portfolio.

        Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not prove to be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

AVERAGE DAILY DEPOSITS

        The following table summarizes the Company's average daily deposits during the years ended December 31, 2007, 2006, and 2005. These totals include time deposits $100,000 and over, which at December 31, 2007 totaled $64,044,000. Of this total, scheduled maturities within three months were $32,711,000; over three through twelve months were $31,014,000; and over twelve months were $319,000.

	2007		2006		2005
	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
Noninterest-bearing demand	31,545	0.00%	$27,415	0.00%	$25,402	0.00%
Interest-bearing transaction accounts	47,171	1.19	65,145	1.73	88,477	1.88
Money market savings account	102,532	4.54	67,634	4.51	29,308	2.74
Other savings accounts	5,402	1.22	5,846	1.27	6,146	0.86
Time deposits	121,164	4.94	98,974	4.19	93,974	2.93

Total deposits	$307,814		$265,014		$243,307

ADVANCES FROM THE FEDERAL HOME LOAN BANK

        The following table summarizes the Company's short-term borrowings for the years ended December 31, 2007, 2006 and 2005.

(Dollars in thousands)	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,
2007
Advances from Federal Home Loan Bank	$52,300	$45,674	4.46%	$52,300
2006
Advances from Federal Home Loan Bank	$43,390	$43,390	4.37%	$43,390
2005
Advances from Federal Home Loan Bank	$43,390	$43,390	4.27%	$43,390

        Advances from the Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans, certain commercial real estate loans, certain securities in the Bank's investment portfolio and the Company's investment in Federal Home Loan Bank stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $52,300,000 advances from Federal Home Loan Bank outstanding at December 31, 2007, $6,700,000 have scheduled principal reductions in 2008, $14,600,000 in 2010, $5,000,000 in 2011 and the remainder after five years.

        As discussed in the notes to the financial statements, the Company has entered into interest rate swap agreements associated with Federal Home Loan Bank advances maturing on March 1, 2010, May 24, 2010 and March 22, 2011. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The variable rate was 5.21% at December 31, 2007 and is based on the three month LIBOR index.

JUNIOR SUBORDINATED DEBENTURES

        On December 21, 2004, HCSB Financial Trust I (the "Trust"), a non-consolidated subsidiary of the Company, issued and sold a total of 6,000 trust preferred securities, with $1,000 liquidation amount per capital security (the "Capital Securities"), to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $6 million. The Trust loaned these proceeds to the Company to use for general corporate purposes. The junior subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

        Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $98,694 and $102,361 at December 31, 2007 and 2006, respectively, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $3,667 for the years ended December 31, 2007, and December 31, 2006, and are reported in other expenses on the consolidated income statement for the years ended December 31, 2007, and December 31, 2006.

RETURN ON EQUITY AND ASSETS

        The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio

(average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

	2007	2006	2005
Return on average assets	0.52%	0.81%	0.75%
Return on average equity	6.94%	10.46%	9.83%
Equity to assets ratio	7.46%	7.77%	7.66%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

        We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2007, as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

        We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

INDUSTRY DEVELOPMENTS

Sarbanes-Oxley Act of 2002

        The Congress of the United States of America passed the Sarbanes-Oxley Act in 2002 in the aftermath of corporate scandals among several major publicly traded corporations. The intent of the Act was to legislate corporate governance and better ascertain the accuracy of financial reporting by companies regulated by the Securities and Exchange Commission.

        Section 404 of the Sarbanes-Oxley Act, which becomes effective for the Company in 2008, requires that the Company adopt and maintain effective internal controls that will, among other things, permit the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Management of the Company has the responsibility to adopt sound accounting policies, maintain an adequate and efficient accounting system, safeguard assets and devise policies to ensure that the Company complies with applicable laws and regulations.

        To assist in this process the company has purchased software from the national accounting firm of Crowe Chizek and retained the services of Elliott Davis, LLC and Co Source, LLC to work with management and participate in the Section 404 process. Elliott Davis, LLC will perform only those services in this regard that are acceptable by the Public Company Accounting Oversight Board (PCAOB). Compliance with Section 404 of the Sarbanes-Oxley Act will certainly add to the Company's operating expenses due to requirements for additional technology, record keeping, and professional assistance that is necessary.

        From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

APPENDIX F

HCSB FINANCIAL CORPORATION

Condensed Consolidated Balance Sheets

PART I—FINANCIAL INFORMATION

(Dollars in thousands)	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$11,488	$7,958
Federal funds sold	—	3,655

Total cash and cash equivalents	11,488	11,613

Investment securities:
Securities available-for-sale	141,554	49,609
Nonmarketable equity securities	5,124	3,327

Total investment securities	146,678	52,936

Loans held for sale	623	2,008

Loans receivable	401,809	352,206
Less allowance for loan losses	(4,026)	(3,535)

Loans, net	397,783	348,671
Premises, furniture, and equipment, net	18,126	16,051
Accrued interest receivable	3,875	3,473
Cash value of life insurance	8,368	—
Other assets	4,599	2,647

Total assets	$591,540	$438,353

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$32,811	$32,407
Interest-bearing transaction accounts	44,603	43,299
Money market savings accounts	81,613	104,310
Other savings accounts	5,995	8,833
Time deposits $100,000 and over	67,651	64,044
Other time deposits	210,739	87,958

Total deposits	443,412	340,851
Federal Funds Purchased	3,443	—
Repurchase Agreements	9,145	5,000
Advances from the Federal Home Loan Bank	88,950	52,300
Notes payable	3,000	—
Junior subordinated debentures	6,186	6,186
Accrued interest payable	1,685	982
Other liabilities	2,681	2,051

Total liabilities	558,502	407,370

Shareholders' Equity:
Common stock, $0.01 par value, 10,000,000 shares authorized; 3,677,955 and 3,677,974 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	37	37
Capital surplus	28,800	28,689
Nonvested restricted stock	(645)	(645)
Retained earnings	5,002	2,908
Accumulated other comprehensive income (loss)	(156)	(6)

Total shareholders' equity	33,038	30,983

Total liabilities and shareholders' equity	$591,540	$438,353

HCSB FINANCIAL CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Interest income
Loans, including fees	$19,525	$18,322	$6,384	$6,696
Investment securities:
Taxable	2,924	1,648	1,438	557
Tax-exempt	222	214	72	72
Nonmarketable equity securities	174	129	32	44
Federal funds sold	102	545	7	132

Total	22,947	20,858	7,933	7,501

Interest expense
Deposit accounts	7,987	8,372	2,727	3007
Advances from the Federal Home Loan Bank	1,694	1,691	576	581
Other interest expense	594	398	257	150

Total	10,275	10,461	3,560	3,738

Net interest income	12,672	10,397	4,373	3,763
Provision for loan losses	1,004	720	385	270

Net interest income after provision for loan losses	11,668	9,677	3,988	3,493

Other income
Service charges on deposit accounts	1,283	1,042	467	369
Credit life insurance commissions	40	41	13	13
Brokerage commissions	131	276	11	118
Gain on sale of mortgage loans	465	515	121	171
Gain/(Loss) on sale of securities	89	(101)	(1)	—
Other fees and commissions	221	204	69	66
Income from cash value life insurance	213	33	100	11
Other income	99	27	32	15

Total	2,541	2,037	812	763

Other expense
Salaries and employee benefits	6,629	5,635	2,138	2,013
Occupancy expense	788	654	271	232
Advertising and marketing expense	334	287	86	142
Furniture and equipment expense	920	969	313	335
Gain (Loss) on sale of other real estate	—	11	—	1
Other operating expenses	2,306	1,855	782	642

Total	10,977	9,411	3,590	3,365

Income before income taxes	3,232	2,303	1,210	891
Income tax expense	1,109	783	416	304

Net income	$2,123	$1,520	$794	$587

Basic net income per share	$0.58	$0.43	$0.22	$0.16
Diluted net income per share	$0.57	$0.42	$0.21	$0.16

HCSB FINANCIAL CORPORATION

Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Income

for the nine months ended September 30, 2008 and 2007

(Unaudited)

	Common Stock					Accumulated Other Comprehensive Income
			Capital Surplus	Retained Earnings	Restricted Stock
(Dollars in thousands)	Shares	Amount					Total
Balance, December 31, 2006	3,569,874	$36	$25,756	$3,626	$(645)	$(423)	$28,350
Net income for the period				1,520			1,520
Other comprehensive loss, net of tax						(52)	(52)

Comprehensive income							1,468
Exercise of stock options	1,432		20				20
Stock compensation expense			111				111

Balance, September 30, 2007	3,571,306	$36	$25,887	$5,146	$(645)	$(475)	$29,949

Balance, December 31, 2007	3,677,974	37	28,689	2,908	(645)	(6)	30,983
Net income for the period				2,123			2,123
Other comprehensive loss, net of tax						(150)	(150)

Comprehensive income							1,973
Payment of fractional shares	(19)			(29)			(29)
Stock compensation expense			111				111

Balance, September 30, 2008	3,677,955	$37	$28,800	$5,002	$(645)	$(156)	$33,038

HCSB FINANCIAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$2,123	$1,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	642	541
Provision for loan losses	1,004	720
Amortization less accretion on investments	74	29
Amortization of deferred loan costs	8	7
Stock compensation expense	111	111
(Gain)/Loss on calls of securities available-for-sale	(89)	101
Gain on sale of premises and equipment	—	—
(Gain) loss on sale of other real estate owned	—	11
Increase in deferred tax	(144)	(191)
Increase in interest receivable	(402)	(653)
Increase (decrease) in interest payable	703	(121)
(Increase) decrease in other assets	(137)	416
Increase in other liabilities	630	123

Net cash provided by operating activities	4,523	2,614

Cash flows from investing activities:
Net increase in loans to customers	(50,446)	(69,222)
Purchases of securities available-for-sale	(102,435)	(14,775)
Maturities of securities available-for-sale	10,267	3,118
Proceeds from sales of securities available-for-sale	—	10,947
Purchases of nonmarketable equity securities	(1,797)	(154)
Purchases of premises and equipment	(2,718)	(1,332)
Proceeds from disposals of premises and equipment	—	1,518
Purchase of life insurance contracts	(7,422)
Proceeds from sale of other real estate	12	85

Net cash used by investing activities	(154,539)	(69,815)

Cash flows from financing activities:
Net increase in deposits	102,681	41,791
Increase/(Decrease) in Notes Payable	3,000	(3,478)
Increase in Federal Funds Purchased	3,443	2,869
Increase in FHLB borrowings	36,650	3,910
Increase in Repurchase Agreements	4,145	5,000
Proceeds from exercise of stock options	—	20
Cash paid in lieu of fractional shares	(28)	—

Net cash provided by financing activities	149,891	50,112

Net decrease in cash and cash equivalents	(125)	(17,089)
Cash and cash equivalents, beginning of period	11,613	28,701

Cash and cash equivalents, end of period	$11,488	$11,612

Cash paid during the period for:
Income taxes	$882	$768
Interest	$9,417	$10,560

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1—Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of September 30, 2008 and for the interim periods ended September 30, 2008 and 2007 are unaudited and, in our opinion, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the nine month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

        In January 2007, the Board of Directors declared a 2 for 1 stock split payable on March 13, 2007, to shareholders of record at January 30, 2007. As a result of the stock split in the form of a 100% stock dividend, 1,784,937 shares were issued. The Company recorded this dividend in shareholders' equity for the year ended December 31, 2006. In January 2006, the Board of Directors declared a 3.0% stock dividend payable on March 13, 2006, to shareholders of record on February 10, 2006. As a result of the dividend, 52,083 shares were issued. All share and per share amounts have been adjusted to reflect these dividends.

Note 2—Recently Issued Accounting Pronouncements

        The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Company.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its financial position, results of operations and cash flows.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities and thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 is effective for the Company on January 1, 2009. This pronouncement does not impact accounting measurements but will result in additional disclosures if the Company is involved in material derivative and hedging activities at that time.

        In February 2008, the FASB issued FASB Staff Position No. 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions" ("FSP 140-3"). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor's repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140. FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company is currently evaluating the impact, if any, the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

        In April 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets". The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), "Business Combinations," and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and early adoption is prohibited. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company does not believe the adoption of FSP 142-3 will have a material impact on its financial position, results of operations or cash flows.

        In May, 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 162, "The Hierarchy of Generally Accepted Accounting Principles," ("SFAS No. 162"). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

(the GAAP hierarchy). SFAS No. 162 will be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 will have no effect on the Company's financial position, results of operations or cash flows.

        In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," ("FSP EITF 03-6-1"). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

        Effective January 1, 2008, the Company adopted SFAS No. 157, "Fair Value Measurements" ("SFAS 157") which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. SFAS 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

        SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasuries and money market funds.
Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, mortgage-backed securities, municipal bonds, corporate debt securities, and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain derivative contracts and impaired loans.

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For example, this category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly-structured or long-term derivative contracts.

(Dollars in thousands)	Quoted market price in active markets (Level 1)	Significant other oberservable inputs (Level 2)	Significant unobservable inputs (Level 3)
Available-for-sale investment securities	$—	$141,554	—
Mortgage loans held for sale	—	$623	—
Fair Value Hedge	—	$202	—
Total	$—	$142,379	—

        The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

        The Company is predominantly an asset based lender with real estate serving as collateral on a substantial majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be Level 2 inputs. The aggregate carrying amount of impaired loans at September 30, 2008 was $5,376,000.

        FASB Staff Position No. FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

        The Company has no assets or liabilities whose fair values are measured using Level 3 inputs.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

        FSP SFAS 133-1 and FIN 45-4, "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161," ("FSP SFAS 133-1 and FIN 45-4") was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

        The staff position also amends FIN 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2—Recently Issued Accounting Pronouncements (Continued)

        The staff position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

        FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

        The SEC's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarifications on fair value accounting. The press release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff Accounting Bulletin ("SAB") Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

        On October 10, 2008, the FASB issued FSP SFAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157, "Fair Value Measurements" in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP is effective for the quarter ended September 30, 2008.

        The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of September 30, 2008 and determined that it did not result in a change to its impairment estimation techniques.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 3—Comprehensive Income

        The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the nine months ended September 30, 2008 and 2007 and for the three months ended September 30, 2008 and 2007:

	Nine Months Ended September 30, 2008
(Dollars in thousands)	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$(327)	$121	$(206)
Plus: reclassification adjustment for gains (losses) realized in net income	89	(33)	56

Net unrealized gains (losses) on securities	(238)	88	(150)

Other comprehensive income (loss)	$(238)	$88	$(150)

	Nine Months Ended September 30, 2007
(Dollars in thousands)	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$18	$(6)	$12
Plus: reclassification adjustment for gains (losses) realized in net income	(101)	37	(64)

Net unrealized gains (losses) on securities	(83)	31	(52)

Other comprehensive income (loss)	$(83)	$31	$(52)

	Three Months Ended September 30, 2008
(Dollars in thousands)	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$1,108	$(410)	$698
Plus: reclassification adjustment for (gains) losses realized in net income	—	—	—

Net unrealized gains (losses) on securities	1,108	(410)	698

Other comprehensive income (loss)	$1,108	$(410)	$698

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 3—Comprehensive Income (Continued)

	Three Months Ended September 30, 2007
(Dollars in thousands)	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$711	$(263)	$448
Plus: reclassification adjustment for (gains) losses realized in net income	—	—	—

Net unrealized gains (losses) on securities	711	(263)	448

Other comprehensive income (loss)	$711	$(263)	$448

        Accumulated other comprehensive income consists solely of the unrealized gain on securities available-for-sale, net of the deferred tax effects.

Note 4—Earnings Per Share

        A reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share for the three and nine month periods ended September 30, 2008 and 2007 are as follows:

	Nine Months Ended September 30, 2008
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share
Income available to common shareholders	$2,122,972	3,677,958	$0.58

Effect of dilutive securities
Stock options	0	33,395

Diluted earnings per share
Income available to common shareholders plus assumed conversions	$2,122,972	3,711,353	$0.57

HCSB FINANCIAL CORPORATION

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 3—Comprehensive Income (Continued)

	Nine Months Ended September 30, 2007
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share
Income available to common shareholders	$1,520,350	3,571,261	$0.43

Effect of dilutive securities
Stock options		23,859

Diluted earnings per share
Income available to common shareholders plus assumed conversions	$1,520,350	3,595,120	$0.42

	Three Months Ended September 30, 2008
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share
Income available to common shareholders	$794,405	3,677,958	$0.22

Effect of dilutive securities
Stock options	0	57,944

Diluted earnings per share
Income available to common shareholders plus assumed conversions	$794,405	3,735,902	$0.21

	Three Months Ended September 30, 2007
	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Basic earnings per share
Income available to common shareholders	$587,172	3,571,261	$0.16

Effect of dilutive securities
Stock options		54,199

Diluted earnings per share
Income available to common shareholders plus assumed conversions	$587,172	3,625,460	$0.16

 HCSB FINANCIAL CORPORATION

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        The following is our discussion and analysis of certain significant factors that have affected our financial position and operating results and those of our subsidiary, Horry County State Bank, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included in this report.

        This report contains "forward-looking statements" relating to, without limitation, future economic performance; plans and objectives of management for future operations; and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the anticipated results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that include, without limitation, those described in our 2007 Annual Report on Form 10-KSB under the heading "Risk Factors" as filed with the Securities and Exchange Commission and the following:

  •
  significant increases in competitive pressure in the banking and financial services industries;

  •
  changes in the interest rate environment which could reduce anticipated or actual margins;

  •
  changes in political conditions or the legislative or regulatory environment;

  •
  general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  •
  changes occurring in business conditions and inflation;

  •
  changes in technology;

  •
  changes in deposit flows;

  •
  the level of allowance for loan loss;

  •
  the rate of delinquencies and amounts of charge-offs;

  •
  the rates of loan growth;

  •
  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  •
  changes in monetary and tax policies;

  •
  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  •
  changes in the securities markets; and

  •
  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

        These risks are exacerbated by the recent developments in national and international financial markets, and we are unable to predict what effect these uncertain market conditions will have on our company. During 2008, the capital and credit markets have experienced extended volatility and disruption. In the last 90 days, the volatility and disruption have reached unprecedented levels. There can be no assurance that these unprecedented recent developments will not materially and adversely affect our business, financial condition and results of operations.

        We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

APPENDIX G

HCSB FINANCIAL CORPORATION

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        The following discussion describes our results of operations for the quarter and nine months ended September 30, 2008 as compared to the quarter and nine months ended September 30, 2007 and also analyzes our financial condition as of September 30, 2008 as compared to December 31, 2007. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

        In response to financial conditions affecting the banking system and financial markets and the potential threats to the solvency of investment banks and other financial institutions, the United States government has taken unprecedented actions. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA"). Pursuant to the EESA, the U.S. Treasury will have the authority to, among other things, purchase mortgages, mortgage-backed securities, and other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Department of Treasury announced the Capital Purchase Program under the EESA, pursuant to which the Treasury intends to make senior preferred stock investments in participating financial institutions. We are evaluating whether to participate in the Capital Purchase Program. Regardless of our participation, governmental intervention and new regulations under these programs could materially and adversely affect our business, financial condition and results of operations.

Changes in Financial Condition and Results of Operations

Net Interest Income

        For the nine months ended September 30, 2008, net interest income was $12,672,000, an increase of $2,275,000, or 21.88%, over the same period in 2007. For the nine months ended September 30, 3008, interest income from loans, including fees, was 19,525,000, an increase of $1,203,000, or 6.57%, over the comparable period in 2007. Interest income on investment securities increased $1,284,000, or 68.96%, from $1,862,000 for the nine months ended September 30, 2007 to $3,146,000 for the comparable period in 2008 due to the increase of $91,945,000 during 2008 in securities available-for-sale. The bank increased its investment in securities available-for-sale to improve our liquidity position. Interest income from federal funds sold decreased $443,000, or 81.28%, for the nine months ended September 30, 2008 as compared to the same period in 2007. The decline was due to the decrease in the volume of federal funds sold throughout the first nine months of 2008 resulting from the bank's loan and securities growth. Since total deposits did not increase in proportion to our loan and securities growth, federal funds purchased were utilized as a funding source at times during the quarter ended September 30, 2008. Interest expense for the nine months ended September 30, 2008 was $10,275,000, compared to $10,461,000 for the same period in 2007, a decrease of 186,000, or 1.78%. This decrease is largely attributable to a decrease in the rate of interest charged on our funding sources. Interest expense on FHLB advances increased $3,000, or 0.18%, to $1,694,000 for the nine month period ended September 30, 2008 as compared to $1,691,000 for the same period in 2007. The net interest margin realized on earning assets was 3.63% for the nine months ended September 30, 2008, compared to 3.90% for the nine months ended September 30, 2007. The interest rate spread was 3.38% for the nine months ended September 30, 2008, compared to 3.48% for the nine months ended September 30, 2007.

        Net interest income increased from $3,763,000 for the quarter ended September 30, 2007, to $4,373,000 for the quarter ended September 30, 2008. This represents an increase of $610,000, or 16.21%. The increase in net interest income is due to a better management of the bank's cost of funds and the growth in our investment securities during 2008. Interest income from loans, including fees, decreased by $312,000, or 4.66%, to $6,384,000 for the quarter ended September 30, 2008 compared to $6,696,000 for the quarter ended September 30, 2007. This decrease is primarily attributable to the lower interest rate environment, which has decreased the yield earned on our loan portfolio. Interest expense decreased $178,000, or 4.76%, to $3,560,000 for the three months ended September 30, 2008, compared to $3,738,000 for the three months ended September 30, 2007. The decrease is largely attributable to the decrease in interest expense on our money market deposit account, which has decreased $954,000 for the three months ended September 30, 2008 to $379,000 compared to $1,333,000 for the comparable period in 2007.

Provision and Allowance for Loan Losses

        The provision for loan losses is the charge to operating earnings that we believe is necessary to maintain the allowance for loan losses at an adequate level. For the nine months ended September 30, 2008, the provision charged to expense was $1,004,000, compared to $720,000 for the nine months ended September 30, 2007. For the quarter ended September 30, 2008, the provision charged to expense was $385,000, as compared to $270,000 during the same quarter in 2007. This increase in the provision for loan losses was attributable to the increase in the bank's loan portfolio. As of September 30, 2008, the allowance for loan losses was 1.00% of total loans outstanding as compared to 1.02% as of September 30, 2007. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may not prove to be accurate.

        The recent downturn in the real estate market has resulted in an increase in loan delinquencies, defaults and foreclosures, and we believe these trends are likely to continue. In some cases, this downturn has resulted in a significant impairment to the value of our collateral and our ability to sell the collateral upon foreclosure, and there is a risk that this trend will continue. The real estate collateral in each case provides alternate sources of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If real estate values continue to decline, it is also more likely that we would be required to increase our allowance for loan losses.

        Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

Noninterest Income

        Noninterest income during the nine months ended September 30, 2008 was $2,541,000, an increase of $504,000, or 24.74%, from the comparable period in 2007. The increase is primarily the result of service charges on deposit accounts of $1,283,000 for the nine months ended September 30, 2008 compared to $1,042,200 for the same period in 2007. This increase is largely due to the growth the bank has experienced in total deposits of $102,561,000 during 2008. Also, our gains on sale of securities increased by $190,000, or 188.12%, from a loss of $101,000 for the nine months ended September 30, 2007 to a gain of $89,000 for the nine months ended September 30, 2008. In addition, the bank had additional income from our bank-owned life insurance policies, which increased $180,000, or 545.45%, from $33,000 for the nine months ended September 30, 2007 to $213,000 for the nine months ended September 30, 2008 due to an increase in the bank's investment in bank-owned life insurance policies of $7,422,000 during 2008. The bank also experienced some declines in fee income generated from gains on sale of residential mortgage loans and brokerage commissions. Gains on sale of residential loans declined $50,000, or 9.71%, to $465,000 for the nine months ended September 30, 2008 from $515,000 for the nine months ended September 30, 2007. Also brokerage commissions declined $145,000, or 52.54%, to $131,000 for the nine months ended September 30, 2008 from $276,000 for the nine months ended September 30, 2007.

        For the quarter ended September 30, 2008, noninterest income increased $49,000, or 6.42%, over the same period in 2007. This increase is primarily the result of service charges on deposit accounts, which increased $98,000, or 26.56%, from $369,000 for the quarter ended September 30, 2007, to 467,000 for the quarter ended September 30, 2008. The bank also experienced increases in income from cash value of life insurance of $89,000, or 809.09%, from $11,000 for the quarter ending September 30, 2007 to $100,000 for the quarter ended September 30, 2008. Also the bank experienced some decrease in the income earned in our gains on sale of residential mortgage loans and our brokerage commissions. The bank earned $121,000, a decrease of $50,000, or 29.24%, in gains on sale of mortgage loans in the secondary market due to the decline in the health of the economy and the strengthening of standards to originate and close a mortgage loan in the secondary market. Our brokerage commission declined $107,000, or 90.68%, from $118,000 for the three months ended September 30, 2007 to $11,000 for the three months ended September 30, 2008. This decline is a result of the risk aversion our customers are experiencing due to the decline in market conditions and the reduction of personnel in this area.

Noninterest Expense

        Total noninterest expense for the nine months ended September 30, 2008 was $10,977,000, which was $1,566,000, or 16.64% higher than for the nine months ended September 30, 2007. The primary reason for this increase was the $994,000 increase in salaries and employee benefits from $5,635,000 for the nine months ended September 30, 2007 to $6,629,000 for the same period in 2008. The bank took advantage of an opportunity created by the merger of two banks in the area to hire experienced personnel in support service positions and management areas in order to strengthen the management team and better position the bank for potential future growth. Employee benefits also increased by $138,000, or 26.52%, due to an increase in the number of employees of the bank as well as the cost of insurance premiums for employees. Marketing and advertising expenses increased by $47,000, or 16.38%, from $287,000 for the nine months ended September 30, 2007 to $334,000 for the same period in 2008 due to the continued expansion of our bank. Also, net occupancy expense increased by $134,000, or 20.49%, for the nine months ended September 30, 2008 as compared to the same period in 2007 due to the expansion of the branch network in the North Myrtle Beach and Conway markets. In addition, other operating expenses increased by $451,000, or 24.31%, for the nine months ended September 30, 2008 as compared to the same period in 2007.

        For the quarter ended September 30, 2008, noninterest expense increased $225,000, or 6.69%, over the same period in 2007. The largest increase between the quarter ended September 30, 2008 and the quarter ended September 30, 2007 was in salaries and employee benefits, which increased by $125,000, or 6.21%. Net occupancy expense also increased $39,000, or 16.81%, to $271,000 for the quarter ended September 30, 2008 from $232,000 for the quarter ended September 30, 2007. In addition, other operating expenses increased $140,000 between the three month periods ended September 30, 2007 and September 30, 2008.

Income Taxes

        The income tax provision for the nine months ended September 30, 2008 was $1,109,000, as compared to $783,000 for the same period in 2007. The effective tax rates were 34.31% and 34.00% for the nine months ended September 30, 2008 and 2007, respectively. The effective tax rates were 34.38% and 34.12% for the quarters ended September 30, 2008 and 2007, respectively.

Earnings Performance

        The combination of the above factors resulted in net income for the nine months ended September 30, 2008 of $2,123,000, as compared to $1,520,000 for the same period in 2007. This represents an increase of $603,000, or 39.67%, over the same period in 2007. For the quarter ended September 30, 2008, net income was $794,000, as compared to $587,000 for the quarter ended September 30, 2007. This represents an increase of $207,000, or 35.26%, from the quarter ended September 30, 2007. Average earnings assets increased $109,994,000 from $347,211,000 for the period ended September 30, 2007 to $466,917,000 for the 1period ended September 30, 2008. This increase in earning assets and the better management of our cost of funds has helped contribute to the increase in earnings from September 30, 2008 to its comparable period in 2007. Our cost of funds has decreased 115 basis points from 4.33% for the period ended September 30, 2007 to 3.18% for the same period in 2008. This has helped us maintain a comparable spread to that in 2007 even in the low interest rate environment experienced throughout 2008. Also the bank has experienced an improvement in earnings from the decision of management to sacrifice short-term earnings during 2007 by employing additional staffing to achieve the long-range goals of the Company. Total salaries and employee benefits increased $994,000 from $5,635,000 for the nine months ended September 30, 2007 to $6,629,000 for the same period in 2008 due to the bank's decision to hire additional personnel in its training, credit review, and finance areas.

Assets and Liabilities

        During the first nine months of 2008, total assets increased $153,187,000, or 34.95%, when compared to December 31, 2007. The primary reason for the increase in assets was due to an increase in securities available-for-sale of $91,945,000 during the first nine months of 2008. Total deposits increased $102,561,000, or 30.09%, compared to the December 31, 2007 balance of $340,851,000. Within the deposit area, interest-bearing deposits increased $102,157,000, or 33.12%, from the December 31, 2007 balance of $308,444,000 and noninterest-bearing deposits increased $404,000, or 1.25%, from the December 31, 2007 balance of $32,407,000. The failure of deposit growth to keep pace with asset growth this year has caused the bank to obtain funding from other sources such as FHLB-Atlanta and brokered deposits.

Investment Securities

        In January 2008, management decided to initiate a leverage strategy by purchasing both Agency and non-Agency mortgage backed securities. We initiated this strategy with the goal of enhancing the bank's earnings, as well as providing a source of liquidity to the bank. The securities were acquired through bank approved securities dealers on the open market. A thorough analysis was performed on each security prior to the purchase and each security is evaluated on a monthly basis to determine that performance is in line with our expectations. All of the securities are classified as available-for-sale in the investment portfolio. Investment securities available-for-sale increased from $49,609,000 at December 31, 2007 to $141,554,000 at September 30, 2008. This represents an increase of $91,945,000, or 185.34%, from December 31, 2007 to September 30, 2008. We also had nonmarketable equity securities, which totaled $5,124,000 at September 30, 2008, and $3,327,000 at December 31, 2007.

Investment Securities Portfolio Composition

(Dollars in thousands)	September 30, 2008	December 31, 2007
Government-sponsored enterprises	$19,411	$20,447
Obligations of state and local governments	7,368	7,730
Mortgage-backed securities	114,775	21,432
Non-marketable equity securities	5,124	3,327

	$146,678	$52,936

Loans

        Net loans increased $49,112,000, or 14.09%, to $397,783,000 during the nine month period ended September 30, 2008 as compared to the December 31, 2007 balance of $348,671,000. Growth was especially strong in the Myrtle Beach and North Myrtle Beach areas. Balances within the major loans receivable categories as of September 30, 2008 and December 31, 2007, are as follows:

(Dollars in thousands)	September 30, 2008	December 31, 2007
Real estate—construction and land development	$63,401	$59,084
Real estate—other	227,559	201,448
Agricultural	11,162	7,221
Commercial and industrial	78,162	64,019
Consumer	19,116	18,535
Other, net	2,409	1,899

	$401,809	$352,206

        As of September 30, 2008, nonaccrual loans were $5,376,000, or 1.34%, of outstanding loans as compared to $824,000, or 0.25%, of outstanding loans on September 30, 2007. The increase is primarily attributable to an increase in nonaccrual loans collateralized by various types of real estate, which were $4,749,000 as of September 30, 2008 as compared to $696,000 as of September 30, 2007. This change is reflective of the deterioration in both the residential and commercial real estate markets in our trade area as well as the income streams of borrowers who primary source of revenue is directly related to the real estate market. Included in the total of $4,749,000 in nonaccrual real estate secured loans on September 30, 2008 were four unrelated customer relationships, which totaled $3,760,000. One of these relationships totals $1,050,000 and involves a dispute between the principals of a closely-held limited liability company and for which payments are now being received in accordance with a plan established by the Bankruptcy Court. Of the other three relationships, one is in process of deeding the real estate collateral to the bank in lieu of foreclosure as approved by the Bankruptcy Court, a second is communicating regularly with the bank as he attempt to liquidate various real estate holdings in order to reduce his indebtedness and the third relationship is in the midst of a foreclosure action. The bank believes that in each of these four relationships that our collateral value and guarantors are sufficient to satisfy the related loan amounts, but the bank has made sufficient provisions to the loan loss reserve in the event that deficiencies may occur.

Risk Elements in the Loan Portfolio

        The following is a summary of risk elements in the loan portfolio:

(Dollars in thousands)	September 30, 2008	December 31, 2007
Loans
Nonaccrual loans	$5,376	$2,696
Accruing loans more than 90 days past due	—	—
Criticized	6,837	4,491
Classified	3,444	1,830

        Activity in the allowance for loan losses is as follows:

	September 30,
(Dollars in thousands)	2008	2007
Balance, January 1	$3,535	$2,718
Provision for loan losses for the period	1,004	720
Net loans recovered for the period	(513)	(115)

Balance, end of period	$4,026	$3,323

Gross loans outstanding, end of period	$401,809	$325,511
Allowance for loan losses to loans outstanding	1.00%	1.02%

        Management attempts to take a conservative approach in rating the bank's loan quality. This practice combined with the deterioration in the residential and commercial real estate markets in the bank's trade area have resulted in the increase in loans characterized as criticized and classified from $6,321,000 on September 30, 2007 to $10,281,000 as of September 30, 2008. Management monitors each loan in these categories on at least on a quarterly basis in an effort to track collection progress, status of litigation, if applicable, and collateral values in relation to corresponding loan balances. We believe that our allowance for loan losses is adequate based on our regular monitoring of our loan portfolio and historical performance of the bank's loan portfolio. Should the losses incurred from these criticized and classified losses exceed expectations, however, additional loan loss provisions would be necessary, which would result in a reduction in future earnings.

Deposits

        At September 30, 2008, total deposits increased by $102,561,000, or 30.09%, from December 31, 2007. The largest increase was in interest-bearing deposits, which increased $102,157,000 to $410,601,000 at September 30, 2008. Expressed in percentages, interest-bearing deposits increased 33.12%, and noninterest-bearing deposits increased 1.25%. The largest increase in interest-bearing deposit accounts was in time deposits, which increased $126,388,000, or 83.15%. This increase is due to the competitive rates offered on non-traditional sources of funding, such as brokered deposits, to fund our securities and loan growth.

        Balances within the major deposit categories are as follows:

(Dollars in thousands)	September 30, 2008	December 31, 2007
Noninterest-bearing demand deposits	$32,811	32,407
Interest-bearing demand deposits	44,603	43,299
Savings deposits	87,608	113,143
Certificates of deposits	278,390	152,002

	$443,412	$340,851

        Another aspect of the EESA (in addition to the Capital Purchase Plan described above) which became effective on October 3, 2008 is a temporary increase of the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. The basic deposit insurance limit will return to $100,000 after December 31, 2009. At September 30, 2008 the bank had time deposits of $100,000 or more of $67,651,000 of which most of these deposits would be covered under the new FDIC insurance coverage. Also, $6,734,000 million, or 9.95% of these deposits, are to local public entities that are required to have securities as collateral.

        In addition, the bank anticipates opting out of the FDIC's Temporary Liquidity Guarantee Program which was announced October 14, 2008 as part of the EESA. This guarantee applies to the following transactions:

  •
  All newly issued senior unsecured debt (up to $1.5 trillion) issued on or before June 30, 2009, including promissory notes, commercial paper, inter-bank funding, and any unsecured portion of secured debt. For eligible debt issued on or before June 30, 2009, coverage would only be provided for three years beyond that date, even if the liability has not matured; and

  •
  Funds in non-interest-bearing transaction deposit accounts (up to $500 billion) held by FDIC-insured banks until December 31, 2009.

        All FDIC institutions are covered until December 5, 2008 at no cost. After this initial period expires, the institution must opt out if it no longer wishes to participate in the program; otherwise, it will be assessed for future participation. There will be a 75-basis point fee to protect new debt issues and an additional 10-basis point fee to fully cover non-interest bearing deposit transaction accounts.

Advances from the Federal Home Loan Bank

        Advances from the Federal Home Loan Bank consisted of the following at September 30, 2008:

(Dollars in thousands)

Date of Advance	Rate	Quarterly Payment	Maturity Date	Balance
July 23, 2002	3.81%	$48	July 23, 2012	$5,000
December 8, 2004	3.24%	41	December 8, 2014	5,000
December 8, 2004	3.87%	5	December 8, 2008	1,700
January 18, 2005	2.79%	34	January 17, 2012	5,000
March 22, 2006	3.20%	36	March 22,2011	5,000
November 7, 2006	5.92%	76	March 1, 2010	5,000
November 9, 2006	6.49%	75	May 24, 2010	4,600
September 4, 2007	4.42%	57	September 4, 2012	5,000
September 7, 2007	4.05%	10	September 7, 2012	1,000
October 15, 2007	4.59%	58	October 15, 2010	5,000
January 25, 2008	2.73%	14	January 26, 2015	2,000
March 19, 2008	2.66%	27	March 19, 2015	4,000
April 2, 2008	3.25%	97	April 2, 2009	13,650
August 20, 2008	3.44%	—	August 20, 2018	5,000
September 4, 2008	3.60%	—	September 4, 2018	2,000
September 4, 2008	3.32%	—	September 4, 2018	5,000
September 8, 2008	3.25%	—	September 10, 2018	5,000
September 8, 2008	3.45%	—	September 10, 2018	5,000
September 18, 2008	2.95%	—	September 18, 2018	5,000

		$578		$88,950

        Interest is payable quarterly except for the advances dated December 8, 2004 of $1,700,000, on which interest is payable monthly. Initially all advances bear interest at a fixed rate; however, at a certain date for each of the advances, the Federal Home Loan Bank has the option to convert the rates to floating. Also on these dates the Federal Home Loan Bank has the option to call the advances. All advances are subject to early termination with two days notice. As of September 30, 2008, $11,300,000 were fixed rate credits; $54,000,000 were convertible advances; and $23,650,000 were adjustable rate credits.

        As collateral, we have pledged our portfolio of first mortgage loans on one-to-four family residential properties aggregating approximately $32,144,000 at September 30, 2008 and our commercial nonindustrial loans, which totaled $5,242,000 at September 30, 2008. We have also pledged our investment in Federal Home Loan Bank stock of $5,124,000, which is included in nonmarketable equity securities. In addition, we pledged $7,271,000 in HELOC/second mortgage loans, as well as $60,993,000 in available-for-sale agency securities.

        We have also entered into interest rate swap agreements associated with Federal Home Loan Bank advances. The interest rate swaps effectively converted the fixed interest rates on the advances to a variable rate. The notional amount of advances involved in the transaction totaled $14,600,000. The unrealized loss related to the interest rate swap was $159,000 at September 20, 2008.

Liquidity

        Liquidity needs are met through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts and advances from the Federal Home Loan Bank. The level of liquidity is measured by the loans-to-total borrowed funds ratio, which was at 72.96% at September 30, 2008, and 87.11% at December 31, 2007.

        Unpledged securities available-for-sale, which had a market value of $43,385,000 at September 30, 2008, serve as a ready source of liquidity. We also have lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At September 30, 2008, unused lines of credit totaled $28,300,000. In addition, we have the ability to borrow from the Federal Home Loan Bank. As of September 30, 2008, our available credit with Federal Home Loan Bank was $10,816,000 as compared to $9,333,000 as of June 30, 2008.

Capital Resources

        Total shareholders' equity increased from $30,983,000 at December 31, 2007 to $33,038,000 at September 30, 2008. The increase of $2,055,000 is primarily attributable to net income of $2,123,000. Also there were increases in shareholders' equity due to stock compensation expense of $111,000. There was also a decrease of $150,000 relating to the change in the market value on securities available for sale during this period.

        Bank holding companies and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in the company's assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines. Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

        The following table summarizes our risk-based capital at September 30, 2008:

	Company	Bank
Shareholders' equity	$33,038	$40,912
Plus: unrealized losses on available-for-sale securities	156	156
Plus: Trust preferred securities	6,000	—

Tier 1 capital	39,194	41,068
Plus: allowance for loan losses(1)	4,026	4,026

Total capital	$43,220	$45,094

Risk-weighted assets	$430,764	$429,853

Risk-based capital ratios
Tier 1 capital (to risk-weighted assets)	9.10%	9.55%
Total capital (to risk-weighted assets)	10.03%	10.49%
Tier 1 capital (to total average assets)	7.83%	7.49%

    (1)
    Limited to 1.25% of risk-weighted assets

        We believe that capital should be adequate for the next twelve months.

Off-Balance Sheet Risk

        Through the operations of our bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At September 30, 2008, we had issued commitments to extend credit of $63,534,000 and standby letters of credit of $1,784,000 through various types of commercial lending arrangements. We evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

        The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at September 30, 2008.

(Dollars in thousands)	Within Three Month	After Three Through Twelve Months	Within One Year	After One Year through Five years	After Five Years	Total
Unused commitments to extend credit	$11,330	$28,381	$39,711	$6,932	$16,891	$63,534
Standby letters of credit	378	1,280	1,658	126	—	1,784

Totals	$11,708	$29,661	41,369	7,058	16,891	65,318

Critical Accounting Policies

        We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2007 as filed on our 2007 Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us, which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

        We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

Regulatory Matters

        From time to time, various bills are introduced in the United States Congress and various regulations are proposed by appropriate agencies with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

        Not applicable

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FROM THE SHAREHOLDERS OF
HCSB FINANCIAL CORPORATION

Special Meeting to be held on [                                    ], 2009

The undersigned shareholder of HCSB Financial Corporation (the "Company") hereby acknowledges receipt of the Notice of Special Meeting of the Shareholders dated [                        ], 2009 (the "Notice of Special Meeting"), and hereby appoints Franklin C. Blanton and Carroll D. Padgett, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the special meeting to be held at           p.m. on [                        ], 2009 at the Company's headquarters in the Center for Health and Fitness at 3207 Casey Street, Loris, South Carolina.

        My shares should be voted as follows:

  1.
  Approval to amend the Company's Articles of Incorporation to authorize the issuance of up to five million shares of preferred stock with such preferences, limitations and relative rights of each class (and any series within a class) as are set by the Board of Directors.

    ☐ FOR                                ☐ AGAINST                                ☐ ABSTAIN

  2.
  To grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to adopt the Amendment or (b) a quorum is not present at the Special Meeting.

    ☐ FOR                                ☐ AGAINST                                ☐ ABSTAIN

The proxies will consider and act upon, in their discretion, such other matters as may properly come before the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" THE PROPOSAL. In the event a quorum is not present or represented, this proxy also grants the authority to adjourn the meeting from time to time until a quorum is present or represented.

Dated:	, 2009	Dated:	, 2009

Signature of Shareholder		Signature of Joint Shareholder (if applicable)

Please sign exactly as name appears on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PROMPTLY VOTE BY MAIL ON THE PROPOSALS PRESENTED, FOLLOWING THE INSTRUCTIONS ON THIS PROXY CARD. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

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HCSB FINANCIAL CORPORATION 5201 BROAD STREET LORIS, SOUTH CAROLINA 29569
HCSB FINANCIAL CORPORATION 5201 BROAD STREET LORIS, SOUTH CAROLINA 29569
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1: AMENDMENT TO THE ARTICLES OF INCORPORATION
ADDITIONAL TERMS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM
CERTAIN EFFECTS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM
HCSB Financial Corporation
Pro Forma Consolidated Balance Sheet Data and Capital Ratios (In thousands)
HCSB Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds of $4,299,000 and Warrants for 29,690 Common Shares (In thousands, except per share data)
HCSB Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds of $12,895,000 and Warrants for 89,054 Common Shares (In thousands, except per share data)
HCSB Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds of $4,299,000 and Warrants for 29,690 Common Shares (In thousands, except per share data)
HCSB Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds of $12,895,000 and Warrants for 89,054 Common Shares (In thousands, except per share data)
SELECTED ADDITIONAL MATTERS RELATED TO CHANGES OF CONTROL
PROPOSAL NO. 2
APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HCSB FINANCIAL CORPORATION AND SUBSIDIARY Consolidated Balance Sheets
HCSB FINANCIAL CORPORATION AND SUBSIDIARY Consolidated Statements of Income
HCSB FINANCIAL CORPORATION AND SUBSIDIARY Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income Years ended December 31, 2007 and 2006
HCSB FINANCIAL CORPORATION AND SUBSIDIARY Consolidated Statements of Cash Flows
HCSB FINANCIAL CORPORATION AND SUBSIDIARY Notes to Consolidated Financial Statements
Condensed Balance Sheets
Condensed Statements of Income
Condensed Statements of Cash Flows
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
HCSB FINANCIAL CORPORATION Condensed Consolidated Balance Sheets
HCSB FINANCIAL CORPORATION Condensed Consolidated Statements of Income (Unaudited)
HCSB FINANCIAL CORPORATION Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Income for the nine months ended September 30, 2008 and 2007 (Unaudited)
HCSB FINANCIAL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)
HCSB FINANCIAL CORPORATION Notes to Condensed Consolidated Financial Statements (Unaudited)
HCSB FINANCIAL CORPORATION
HCSB FINANCIAL CORPORATION
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 3. Quantitative and Qualitative Disclosures About Market Risk